Post-Qualification Amendment No. 1

File No. 024-11889

This Post-Qualification Amendment No. 1 amends the Offering Statement of 6d bytes inc. originally qualified on June 10, 2022 to update and/or replace information contained in the Offering Statement.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the “Commission”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED

JUNE 17, 2022

6d bytes inc. dba Blendid

440 N Wolfe RD M/S 215

Sunnyvale, CA 94085

(415) 651-3467

www.blendid.com

UP TO 12,387,387 SHARES OF SERIES B PREFERRED STOCK

AND UP TO 12,387,387 SHARES OF COMMON STOCK INTO WHICH THE SERIES B PREFERRED STOCK CONVERT (1)

We are seeking to raise up to $24,999,999* from the sale of Series B Preferred Stock to the public

SEE “SECURITIES BEING OFFERED” AT PAGE 39

	Price	Underwriting discount and commissions (2)	Proceeds to Issuer (3)
Per share*	$2.22	$0.0222	$2.1978
Total Maximum*	$24,999,999.40	$249,999.99	$24,749,999.40

(1)

The Company is offering up to 11,261,261 shares of Series B Preferred Stock, including up to 1,126,126 additional shares eligible to be issued as Bonus Shares (as defined in this Offering Circular). This offering also includes up to 12,387,387 shares of Common Stock underlying the Series B Preferred Stock. For details, see “Plan of Distribution.” There is a minimum investment of $999 or 450 shares.

(2)

The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), as broker-dealer of record, to perform broker-dealer, administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Dalmore will receive a 1% commission, a one-time advance payment for out of pocket expenses equal to $5,000, and a consulting fee of $17,500, payable by the Company to Dalmore. See “Plan of Distribution and Selling Securityholders” for details.

(3)	Not including legal, accounting, and marketing expenses of this Offering. See “Use of Proceeds” for a description of these expenses.

*Each investor will be charged a $50 processing fee per transaction to the Company to defray costs of the Offering. Assuming each investor invests the minimum investment of $999, the Company will receive an additional $1,251,250 in fees for a total offering amount $26,251,249.40. Investors who invest the minimum investment will have an effective per share cost of $2.33.

Sales of these securities will commence on _____________________, 2022.

This Offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) one year from the date of re-qualification, or (3) the date at which the Offering is earlier terminated by the Company at its sole discretion.

No Escrow Agent has been retained as part of this Offering. After each closing, funds tendered by investors will be held in the payment processor account until cleared. For details, see “Plan of Distribution – Process of Subscribing.” After each closing, the Company may immediately deposit those funds into the Company’s bank account and may use the proceeds in accordance with the “Use of Proceeds.”

The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $999 (450 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The Series B Preferred Stock being offered in this Offering are non-voting securities. Holders of the Company’s Common Stock, Series Seed Preferred Stock and Series A Preferred Stock will continue to hold a majority of the voting power of all of the Company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 8.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary — Implications of Being an Emerging Growth Company.”

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In this Offering Circular, the term “Blendid,” “we,” “us,” “our,” or the “Company” refers to 6d bytes inc. dba Blendid.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

Cautionary Statement Regarding Forward-Looking Statements

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

The Company

6d bytes Inc. was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California on December 21, 2015. Blendid builds robotic and artificial intelligence-enabled food automation solutions. The Company’s first product, a fully autonomous robotic kiosk, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Currently, we have five kiosks deployed in the cafeterias of college campuses, a shopping mall and supermarkets. We operate both branded food service locations and license our robotic solutions to other food service operators.

Blendid’s first product, a robotic kiosk, uses a combination of advanced technologies, including artificial intelligence (AI), to create an autonomous and contactless experience for consumers who wish to enjoy fresh food for on-the-go consumption. We strive to enable a fresh food experience that is customized based on an individual’s taste, allergies and nutrition preferences, and is available for consumption any time of the day.

The Offering

Securities offered:

Up to 11,261,261 shares of Series B Preferred Stock plus an additional 1,126,126 shares of Series B Preferred Stock may be offered as Bonus Shares. We are also offering up to 12,387,387 shares of Common Stock underlying the Series B Preferred Stock. See “Plan of Distribution.”

Offering price per share:	$2.22 per share of Series B Preferred Stock and underlying share of Common Stock.

Minimum Investment:	The minimum investment in this Offering is $999. Each investor will be required to make investments in increments of 450 shares of Series B Preferred Stock, or $999.00

Shares outstanding before the Offering:	0 shares of Series B Preferred Stock

Shares outstanding after the Offering: (assuming fully subscribed) (1)	14,795,473 shares of Series B Preferred Stock

Use of Proceeds:

We estimate that, at a per share price of $2.22, the proceeds from the sale of the 11,261,261 shares of Series B Preferred Stock in this Offering will be approximately $19,277,499, after subtracting estimated offering costs of $5,722,500 to Dalmore Group, LLC, in commissions, professional fees, EDGARization, and marketing costs.

We intend to use the net proceeds of the Offering for research and development, sales and marketing, capital expenditures, and general and administrative expenses. For details, see “Use of Proceeds.”

Risk Factors:

Investing in our securities involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1) Assuming Company raises at least $25,000,000 in this Offering, assumes conversion of Crowd Notes and Series B SAFE securities (Simple Agreements for Future Equity) into 338,777 and 2,069,309 shares of Series B Preferred Stock, respectively, immediately prior to the initial closing of this Offering.

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Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●

annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●

will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●

will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Risks Related to Our Business

•	We are an early stage company and have not yet generated profits.
•	Our financial statements were prepared on a “going concern” basis.
•	The challenges of competing with the many food services businesses may result in reductions in our revenue and operating margins.
•	Our revenue will be subject to volatility based on weather and varies by season and our operational results may be subject to unusual weather conditions.
•	Our future success depends on our key executive officers and our ability to attract, retain and motivate qualified personnel.
•	We rely on third parties to provide services essential to the success of our business.
•	Our financial results depend upon the operating results of our licensees.
•	Our business model may be deemed to be a franchise, and our licensees to be franchisees, which could have a material adverse impact on our business and financial condition.
•

COVID-19 has created supply chain issues that impact our business plans by delaying the delivery of our kiosks, driving up the price of components, and incurring additional costs related to transportation of supplies.

•	Fluctuations in various food and supply costs, particularly produce and dairy, could adversely affect our operating results.
•	Our long-term success is dependent upon our ability to design and achieve the market acceptance of our robotic kiosks.
•	Our success depends on our ability to uphold the reputation of our brand, which will depend on our product quality, the effectiveness of our marketing and our customer experience.
•	We have entered into an agreement upon which the success of our business may be dependent.
•

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability.

•	If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.
•	We face inventory risk. If we fail to accurately predict demand for our products, we may face write-downs or other charges.
•	A worsening of economic conditions or a decrease in consumer spending may substantially decrease our revenues and may adversely impact our ability to implement our business strategy.
•

Governmental regulation, including our need to obtain food and other licenses, may adversely affect our ability to open new stores or otherwise adversely affect our existing and future operations and results.

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Risks Concerning Intellectual Property and Cybersecurity

•	If we are unable to protect our intellectual property rights, our financial results may be negatively impacted.
•	The cost of enforcing our trademarks and patents could prevent us from enforcing them.
•	We may be subject to liability if we infringe upon the intellectual property rights of third parties.
•

Information technology system failures, breaches of our network security or inability to upgrade or expand our technological capabilities could interrupt our operations and adversely impact our business.

•	If we or the businesses that operate our kiosks are unable to protect our customers’ data we could be exposed to data loss, litigation, liability and reputational damage.

Risks Related to the Company’s Securities and this Offering

•	Certain investors are entitled to pay a lower price for our Series B Preferred Stock.
•	Investors will have no ability to impact or otherwise influence corporate decisions of the Company.
•	Your ownership interest in the Company will be diluted.
•	Certain holders of our Voting Preferred Stock have access to more information about the Company than other stockholders.
•	Some of our cash assets are subject to a first security interest held by Western Alliance Bank.
•	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.
•	Any valuation at this stage is difficult to assess.
•	There is no minimum amount set as a condition to closing this Offering.
•	Our management has discretion as to use of proceeds.
•

The Company’s Amended and Restated Certificate of Incorporation has a forum selection provision that requires disputes to be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you the investor.

•

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•	We may not be able to pay dividends on our capital stock for a long time, if ever.
•

There is no current market for any of our classes of capital stock, so you may not be able to sell your shares. Additionally, our capital stock, including our Series B Preferred Stock, is subject to transfer restrictions.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business

We are an early stage company and have not yet generated profits. The Company, which was incorporated in Delaware in November 2015, has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. The Company has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares in the foreseeable future.

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Our financial statements were prepared on a “going concern” basis. Our financial statements were prepared on a “going concern” basis. The Company began operation in 2015 and the Company’s ability to continue is dependent upon management’s plan to raise additional funds, which indicates there may be substantial doubt about the Company’s ability to continue as a going concern. Our net loss for fiscal year ended October 31, 2021 (“FYE 2021”) was $3,801,169 compared to $4,862,798 for fiscal year ended October 31, 2020 (“FYE 2020”). As at FYE 2021, we had an accumulated deficit of $17,943,942. As discussed in greater detail in “Management’s Discussion and Analysis – Liquidity,” we will need to raise significant amounts of funds in order to manufacture, market and distribute our robotic kiosks and licensing agreements. Our ability to continue operations is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations and/or to obtain additional capital financing.

The challenges of competing with the many food services businesses may result in reductions in our revenue and operating margins. We compete with many well-established companies, food service and otherwise, on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall consumer experience. Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers across all four day-parts. Shifts in consumer preferences away from our products, our inability to develop new menu items that appeal to consumers across all day-parts, or changes in our menu that eliminate items popular with some consumers could harm our business. We compete with other smoothie and juice bar retailers, specialty coffee retailers, yogurt and ice cream shops, bagel shops, fast-food restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the four day-parts, ranging from coffee bars and bakery cafés to casual dining chains. Many of our competitors, or potential competitors, have substantially greater financial and other resources than we do, which may allow them to react to changes in the market quicker than we can. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets, could reduce our revenue and operating margins.

Our revenue will be subject to volatility based on weather and varies by season and our operational results may be subject to unusual weather conditions. We anticipate that seasonal factors will cause some of our revenue to fluctuate seasonally. Based on agreements with licensees, we receive and anticipate receiving from the sale of products produced by our kiosks and other food automation solutions. For example, in case of smoothie kiosks, much of our direct and licensed revenue will come from the sale of smoothies, demand for which will typically be lower during the winter months and the holiday season, and during periods of inclement weather (because fewer people choose cold beverages) and higher during the spring, summer and fall months (for the opposite reason). Unusual weather conditions, which may or may not result from climate change or other changes in global meteorological conditions, may add to this volatility. Unusual weather conditions may also have an adverse impact on agriculture, result in increased ingredients and raw materials costs, and adversely affect our results of operations.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel. Our future success largely depends upon the continued services of our Chief Executive Officer, Co-Founder and Director Vipin Jain, our Co-Founder, Chief Technology Officer and Director Venkateswaran Ayalur, and our Co-Founder and VP of Engineering Vijay Dodd. If one or more of our executive officers becomes unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Moreover, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

We rely on third parties to provide services essential to the success of our business. We rely on third parties to provide a variety of essential business functions for us, including engineering, manufacturing, technology systems integration specialists and other partners we may rely on for developing, marketing, selling, supporting and stocking our kiosks. Quality and timeliness of parts need to build our kiosks is crucial in scaling up our business. We are also dependent on suppliers to stock our kiosks with fresh fruit, produce and other ingredients that meet the qualities needed for our smoothies. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner, which could in turn cause us reputational harm. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance.

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Our financial results depend upon the operating results of our licensees. Our business model involves the sale of kiosks and other food automation solutions, and licenses to licensees who will then pay licensing fees. We anticipate receiving a substantial portion of our revenues in the form of service fees and other licensee revenues, which are generally based on a percentage of sales at licensee-operated stores, a flat fee or combination therefore, including “Jamba by Blendid” kiosks, see “The Company’s Business – Principal Products and Services”.. Accordingly, our financial results to a large extent are dependent upon the operational and financial success of our licensees. If sales trends or economic conditions worsen for our licensees, their financial results may deteriorate and our licensing fees or service fees, as applicable under our agreements, and other revenues may decline and our accounts receivable from licensees and related allowance for doubtful accounts for our licensees may increase.

Our business model may be deemed to be a franchise, and our licensees to be franchisees, which could have a material adverse impact on our business and financial condition. We believe our business model uses licensing agreements in a way that does not implicate federal or state franchise laws. In the event the Federal Trade Commission (“FTC”) or a state regulator deems our business to be a franchisor and has failed to comply with federal and state franchise disclosure and registration requirements, we may be subject to civil actions by the FTC, private rights of action under state franchise laws or state unfair trade and practices laws, and potential criminal penalties. In addition to reputational harm, such actions could result in liabilities that could require us to change our business model and could have a materially adverse impact on our results of operations and financial condition.

COVID-19 has created supply chain issues that may impact our business plans by delaying the delivery of kiosks, driving up the price of components, and incurring additional costs related to transportation of supplies. The global shortage of semiconductor chips may make it difficult to ramp up production of our kiosks and other food automation solutions, which rely on AI and other technologies dependent on these parts. While we plan to obtain components from multiple sources whenever possible, the global shortage of supplies, including semiconductor chips, and other hardware that we may need to build our products, may still be difficult to obtain. While we believe that we may be able to establish alternate supply relationships, we may be unable to do so at prices or costs that are favorable to us.

Fluctuations in various food and supply costs, particularly produce and dairy, could adversely affect our operating results. Supplies and prices of the various products that we use to prepare our offerings can be affected by a variety of factors, such as weather, seasonal fluctuations, labor shortage, demand, politics and economics in the producing countries. These factors may subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits. In addition, the prices of fruit, dairy and other food ingredients, which are the main products in our offerings, can be highly volatile.

The quality of produce we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any produce that we use in our products could have a significant adverse effect on our profitability. In addition, higher diesel and gasoline prices may affect our supply or transportation costs and may affect our profitability. Declines in sales may also adversely affect our business to the extent we have long-term purchase commitments in excess of our needs.

Our long-term success is dependent upon our ability to design and achieve market acceptance of our robotic kiosks. Our long-term success is dependent on market acceptance of our robotic kiosks and other food automation solutions. There is no guarantee that the general public in the long-term will successfully accept this new technology in the Quick Service Restaurant (QSR) services industry. Additionally, there can be no assurance that we will be able to develop other automated foods that will meet the expectations of our customers. To the extent that we are not able to introduce highly desirable food automation solutions, our future sales could be harmed and investors may lose confidence in us. As technologies change in the future for robotic systems in general and food robotics components specifically, we will be expected to upgrade or adapt our automation solutions and introduce new products or upgrades in order to continue to provide customers with the latest technology and meet customer expectations.

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Our success depends on our ability to uphold the reputation of our brand, which will depend on our product quality, the effectiveness of our marketing, and our customer experience. We believe that our brand image and brand awareness is vital to the success of our business, and particularly in building a consumer products growth platform under the Blendid brand. Our brand building initiatives involve increasing entering into licensing arrangements to increase awareness of our brands and create and maintain brand loyalty. Our licensees are often authorized to use our logos and provide branded beverages, food and other products directly to customers. We provide training and support to, and monitor the operations of, these business partners, but the product quality and service they deliver may be diminished by any number of factors beyond our control, including financial pressures. We believe customers expect the same quality of products and service from our licensees as they do from us. Any shortcoming of one of our business partners, particularly an issue affecting the quality of the service experience or the safety of beverages or food, may be attributed by customers to us, thus damaging our reputation and brand value and potentially affecting our results of operations. If our brand building initiatives are unsuccessful, or if business incidents occur that erode consumer perceptions of our brand, then the value of our products may diminish and we may not be able to implement our business strategy. Further, our brand and reputation may be adversely affected if we fail to achieve these objectives, if our public image was to be tarnished by negative publicity, if we fail to deliver innovative and high-quality products acceptable to our customers, or if we face a product recall. Any harm to our brand and reputation could have a material adverse effect on our financial condition.

We have entered into an agreement upon which the success of our business may be dependent. The Company entered into an agreement that provides it with introductions to the counterparty’s franchisees. Through this agreement we received a purchase order for ten kiosks with potentially more kiosks to be ordered depending upon the success of those kiosks upon deployment. There is no guarantee that we or our counterparty will be able to fulfill the obligations under the agreement. Further, the agreement can be terminated by our counterparty upon certain events, including in the event we are acquired by or become affiliated with a competing brand or retail beverage brand. The agreement also contains an exclusivity provision that (upon our counterparty meeting certain order commitments) prohibits us from entering agreements to sell the current version our kiosk to be used for smoothies certain retail beverage brands, such as certain quick service restaurants having a majority of their menu offerings consisting of blended-to-order smoothies and/or any retail beverage brand that sells a certain amount of non-alcoholic beverages. As a result, our ability to contract with or sell to certain other franchises or beverage brands is limited. If we cannot meet the requirements set forth in the agreement, or our counterparty decides to terminate the agreement, our results of operations, liquidity and financial condition may be materially and adversely impacted. See also, “The Company’s Business – Principal Products and Services” and “Management’s Discussion and Analysis – Results of Operations for Fiscal Years Ending October 31, 2021 and 2020.”

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability. Our success depends on our ability to timely identify and originate product trends as well as to anticipate and react to changing consumer demands. All of our products are subject to changing consumer preferences and we cannot predict such changes with any certainty. Product trends in the healthy fast food market can change rapidly. We will need to anticipate, identify and respond quickly to changing trends and consumer demands in order to provide the products our customers seek and maintain our brand image. If we cannot identify changing trends in advance, fail to react to changing trends or misjudge the market for a trend, our sales could be adversely affected and we may be faced with a substantial amount of unsold inventory or missed opportunities. As a result, we may be forced to mark down our products in order to dispose of slow moving inventory or dispose of them altogether, which may result in lower profit margins, negatively impacting our financial condition and results of operations.

If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability. Our success depends on our ability to acquire and retain new customers and to do so in a cost-effective manner. We must continue to acquire customers in order to increase net revenues, improve margins, and achieve profitability. In order to expand our customer base, we must appeal to, and acquire, customers who have historically purchased their smoothies from other retailers such as restaurants with traditional kitchens. We also need to attract customers who might not ordinarily purchase smoothies but will change their purchasing habits in favor of our products, our packaging and the experience we offer.

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We face inventory risk. If we fail to accurately predict demand for our products, we may face write-downs or other charges. We are exposed to inventory risks that may adversely affect operating results as a result of new product launches, changes in product cycles and pricing, limited shelf-life of certain of our products, changes in consumer demand, and other factors. We endeavor to predict accurately, based on information from our customers and distributors and reasonable assumptions, the expected demand for our products in order to avoid overproduction. Demand for products, however, can change significantly between the time of ordering ingredients and the date of sale. It may be more difficult to make accurate predictions regarding new products. In addition to our own marketing initiatives, we depend on the marketing initiatives and efforts of distributors in promoting products and creating consumer demand. In the latter circumstance, we have limited or no control regarding distributors’ promotional initiatives or the success of their efforts.

A worsening of economic conditions or a decrease in consumer spending may substantially decrease our revenues and may adversely impact our ability to implement our business strategy. To a significant extent, our success depends on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. While economic conditions have been improving, there is no certainty that this trend will continue or that credit and financial markets and confidence in economic conditions will not deteriorate again. Accordingly, we may experience declines in revenue during economic turmoil or during periods of uncertainty. Any material decline in the amount of discretionary spending, leading cost-conscious consumers to be more selective in restaurants visited, could have a material adverse effect on our revenue, results of operations, business and financial condition.

Governmental regulation, including our need to obtain food and other licenses, may adversely affect our ability to open new stores or otherwise adversely affect our existing and future operations and results. We, and our licensees, are subject to various federal, state and local regulations. Each of our stores is subject to state and local licensing and regulation by health, sanitation, food and workplace safety and other agencies. We, and our licensees, may experience material difficulties or failures in obtaining the necessary licenses or approvals for new stores, which could delay planned store openings. If we cannot obtain or retain food or other licenses, it would adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular store or group of stores. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new stores in particular locations.

Our operations are also subject to the U.S. Fair Labor Standards Act and National Labor Relations Act, which governs such matters as minimum wages, overtime and other working conditions, along with the U.S. Americans with Disabilities Act, family leave mandates and a variety of similar laws enacted by the states that govern these and other employment law matters. In recent years, there has been an increased legislative, regulatory, and consumer focus on nutrition and advertising practices in the food industry. Establishments operating in the quick-service and fast-casual segments have been a particular focus, and compliance with additional regulations can become costly and affect our operating results.

Risks Concerning Intellectual Property and Cybersecurity

If we are unable to protect our intellectual property rights, our financial results may be negatively impacted. Our success depends in large part on our technology and brand image. We believe our Company’s technology, brand name, logo, domain name, trademarks, patents, and social media handles are valuable assets that serve to differentiate us from our competitors. We currently rely on a combination of trademark, patent, trade and unfair competition laws to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our proprietary rights will be adequate to prevent infringement of our trademarks and proprietary rights by others, including imitation and misappropriation of our brand. We cannot assure you that obstacles will not arise as we expand our market, product lines and geographic scope. The unauthorized use or misappropriation of our intellectual property could damage our brand identity and the goodwill we created for our Company, which could cause our sales to decline. Moreover, litigation may be necessary to protect or enforce these intellectual property rights, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations or cash flows.

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The cost of enforcing our trademarks and patents could prevent us from enforcing them. Patent, trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our patents or trademarks, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our patent(s) or trademark(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our patent(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into licensing agreements, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our patents(s) or trademark(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

We may be subject to liability if we infringe upon the intellectual property rights of third parties. We may be subject to liability if we infringe upon the intellectual property rights of third parties. If we were to be found liable for any such infringement, we could be required to pay substantial damages and could be subject to injunctions preventing further infringement. Such infringement claims could harm our brand image. In addition, any payments we are required to make and any injunction with which we are required to comply as a result of such infringement actions could adversely affect our financial results.

Information technology system failures, breaches of our network security or inability to upgrade or expand our technological capabilities could interrupt our operations and adversely impact our business. We and the businesses that purchase our kiosks rely on our technology and network infrastructure across our operations, including point-of-sale processing at our kiosks. Our operations, and those of the businesses that operate our kiosks (our licensees), depend upon our ability to protect our technology, equipment and systems needed to operate our AI and related robotic functions against damage from telecommunications failure or other catastrophic events, as well as from internal and external cybersecurity breaches, viruses and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us or our licensees to litigation or to actions by regulatory authorities.

A party who is able to compromise the security measures on our networks or the security of our infrastructure could, among other things, misappropriate our proprietary information and the personal information of our customers and employees, cause interruptions or malfunctions in our or our licensee’s operations, cause delays or interruptions to our ability to operate, cause us to breach our legal, regulatory or contractual obligations, create an inability to access or rely upon critical business records, or cause other disruptions in our operations, including spoilage. These breaches may result from human errors, equipment failure, fraud or malice on the part of employees or third parties.

In the event of a breach resulting in loss of data, such as personally identifiable information or other such data protected by data privacy or other laws, we may be liable for damages, fines and penalties for such losses under applicable regulatory frameworks despite not handling the data. Further, the regulatory framework around data custody, data privacy and breaches varies by jurisdiction and is an evolving area of law. We may not be able to limit our liability or damages in the event of such a loss.

If we or the businesses that operate our kiosks are unable to protect our customers’ data, we could be exposed to data loss, litigation, liability and reputational damage. In connection with credit and debit card sales, we and our licensees transmit confidential credit and debit card information. A number of retailers have experienced actual or potential security breaches in which credit and debit card information may have been stolen. Third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and our and our licensees’ security measures and those of our and our licensees’ technology vendors may not effectively prohibit others from obtaining improper access to this information. If a person were able to circumvent these security measures, he or she could destroy or steal valuable information or disrupt our and our licensees’ operations. Any security breach could expose us and our licensees to risks of data loss and liability and could seriously disrupt our and our licensees’ operations and any resulting negative publicity could significantly harm our reputation. We may also be subject to lawsuits or other proceedings in the future relating to these types of incidents. Proceedings related to theft of credit and debit card information may be brought by payment card providers, banks, and credit unions that issue cards, cardholders (either individually or as part of a class action lawsuit), and federal and state regulators. Any such proceedings could harm our reputation, distract our management team members from running our business and cause us to incur significant unplanned liabilities, losses and expenses.

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Risks Related to the Company’s Securities and this Offering

Certain investors are entitled to pay a lower price for our Series B Preferred Stock. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. For example, an investor who previously purchased the Company’s securities through our previous Regulation CF offerings would pay an effective price of approximately $2.11, effectively a discount of 5% off of $2.22 (the Offering price). If that same investor made the minimum investment required to participate in this Offering, $999 for 450 shares of Series B Preferred Stock, that investor would receive 450 shares plus an additional 22 shares of Series B Preferred Stock, or $1,048 worth of shares of Series B Preferred Stock. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

Investors will have no ability to impact or otherwise influence corporate decisions of the Company. The Series B Preferred Stock you are purchasing in this Offering are effectively non-voting.  You will be only able to vote in limited circumstances, including to increase the total number of shares outstanding or if your shares of Series B Preferred Stock are either voluntarily or automatically converted into shares of Common Stock.  However, even then since the Company is controlled by its executive officers and directors who will own a majority after this offering as a group, you will have limited ability to impact or otherwise influence corporate decisions. Effectively, under the Company’s Amended and Restated Certification of Incorporation (the “A&R COI”), Messrs. Jain, Ayalur and Dodd are entitled to elect two directors to the board of directors voting separately as a single class.  Further, currently under the Company’s Amended and Restated Voting Agreement, one of those directors will be the Company’s CEO.

Holders of the Company’s Series A and Series A-1 Preferred Stock are entitled to designate their own nominee and vote for that nominee separately as a single class on an as-converted basis. So long as Hone Capital, through its funds, owns 2,500,000 shares of Series A or A-1 Preferred Stock, it is entitled to designate the nominee.

Additionally, so long as 1,500,000 shares of the Company’s Series Seed 1 and Series Seed 2 Preferred Stock remains outstanding, holders of the Company’s Series Seed 1 and Series Seed 2 Preferred Stock are entitled to designate their own nominee and vote for that nominee separately as a single class on an as-converted basis. Currently, Eric Benhamou is serving as the Series Seed Director. Mr. Benhamou is also the founder of Benhamou Global Ventures, LLC (“BGV”), where he serves as general partner of the venture fund since January 2003. BGV holds 17.6449% of the Company’s voting power. For details, including voting power, see “Security Ownership of Management and Certain Security Holders.”

Also under the Company’s Amended and Restated Voting Agreement and the A&R COI, the fifth board member (the “Non-Affiliate Director”) must be mutually acceptable to the directors elected by the Series A and Series A-1 Preferred Stockholders, the Series Seed 1 and Series Seed 2 Preferred Stockholders and the CEO Director, Mr. Jain. When electing the Non-Affiliate Director, Mr. Jain will be voting the remaining outstanding shares of Common Stock not held by him or Messrs. Ayalur and Dodd because he holds a proxy that entitles him to vote those shares.

Under the Company’s Amended and Restated Investor Rights Agreement, the Company cannot undertake certain actions without the affirmative vote of the Series Seed Director, the Series A Preferred Director, and the Non-Affiliate Director. These corporate actions include making loans or guarantees, incurring debt, sell or encumber material technology or intellectual property, or enter into strategic relationships involving payment, contribution or assignment by the Company of money or assets greater than $100,000.

The Company’s A&R COI contains certain “Preferred Stock Protective Provisions” that require the Company to obtain the written consent or affirmative vote of the majority of outstanding shares of Voting Preferred Stock separately as a single class in order to engage in certain corporate actions, including liquidate, dissolve or wind-up the Company’s business and affairs, amend the Company’s A&R COI, create or authorize additional classes of stock with rights on par with or senior to the Preferred Stock, increase the authorized number of shares of Common Stock or Preferred Stock, or declare dividends.

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Finally, holders of our Series Seed 1 and Series Seed 2 Preferred Stock, our Series A and Series A-1 Preferred Stock, and Messrs. Jain, Ayalur and Dodd as “Key Holders” of our Common Stock are subject to a drag-along provision such that if holders of the majority of the outstanding shares of the Company’s Series Seed 1 and Series Seed 2 Preferred Stock, Series A and Series A-1 Preferred Stock, and the majority of Common Stock held by the Key Holders vote in favor of certain transactions that have been approved by the Board of Directors, all such holders will still be required to participate in the transaction (or series of transactions), effectively reducing the number of holders that need to approve such transactions in order for it to occur. As owners of non-voting Series B Preferred Stock, you will be required to participate as well. Therefore, these holders, and you holding non-voting Series B Preferred Stock, will be forced to sell your stock in that transaction regardless of whether you believe the transaction is the best or highest value for your shares, and regardless of whether you believe the transaction is in your best interests.

For details, see “Description of Securities” and the sections entitled, “Drag Along Rights” and “Amended and Restated Investor Rights Agreement.”

Your ownership interest in the Company will be diluted. In connection with this Offering, our Series B SAFE Notes, which we sold for $3,050,000 consideration, will convert into 2,069,309 shares of the Company’s Series B-2 Preferred Stock at a per share price of $1.4739. Additionally, the Company’s Crowd Notes, which we sold for $471,270 consideration, will convert into 338,777 shares of the Company’s Series B-1 Preferred Stock at a per share price of $1.4172. See “Dilution” and “Description of Securities.”

Furthermore, our current strategic initiatives require substantial capital, which means we may seek to raise any necessary additional funds through equity or debt financings or other sources that may be dilutive to existing stockholders. The Company may offer additional shares of its Series B Preferred Stock or shares of its Common Stock and/or other classes of equity or debt that convert into shares of Common Stock, any of which offerings would dilute the ownership percentage of investors in this Offering. Also, the Company has an Amended 2015 Equity Incentive Plan (the “Plan”) under which employees, directors and consultants may receive awards of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards, which could have a dilutive impact on your ownership. For details regarding the Company’s Amended 2015 Equity Incentive Plan, see “Security Ownership of Management and Certain Security Holders – Amended 2015 Equity Incentive Plan.”

Certain holders of our Voting Preferred Stock have access to more information about the Company than other stockholders. Certain holders of our Voting Preferred Stock have access to information about the Company that is not made available to the Company’s other stockholders pursuant to the Company’s Investor Rights Agreement. In addition to receiving quarterly unaudited financial statements, these holders are entitled to observe board meeting and will have access to certain materials made available to the board in connection with those meetings. For more information, see “Description of Securities – Investor Rights Agreement – Information and Observer Rights.”

Some of our cash assets are subject to a first security interest held by Western Alliance Bank. We have a revolving credit facility with Western Alliance Bank (“WA Loan”) that requires the Company to maintain $1,430,000 in a cash collateral account, which is a restricted, bank-controlled account. Under the terms of the WA Loan, Western Alliance Bank a first priority interest in the cash collateral account. Notwithstanding the liquidation preferences of the Series B Preferred Stock, Western Alliance Bank would be paid from the funds in the cash collateral account first before holders of our Series B Preferred Stock would be entitled to receive any funds available for distribution in the event of the Company’s liquidation or dissolution. For details regarding the WA Loan, see “Management’s Discussion and Analysis – Material Commitments and Obligations.” For details regarding liquidation preferences and other rights carried by our Series B Preferred Stock, see “Description of Securities.”

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g., minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

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The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Any valuation at this stage is difficult to assess. The valuation for the Offering was established by the Company and is unrelated to its historical financial performance. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of companies that have an incomplete reporting history, is difficult to assess and you may risk overpaying for your investment.

There is no minimum amount set as a condition to closing this Offering. Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

Our management has discretion as to use of proceeds. The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its investors in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this Offering. Investors for the Common Stock hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor. In order to invest in this Offering, investors agree to resolve disputes arising under the subscription agreement other than those arising under the federal securities laws in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

The Company’s Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees. Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a breach of fiduciary duty;
•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended bylaws; and
•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

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This provision would not apply to such lawsuits if the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery) or claims for which the Court of Chancery does not have subject matter jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provision of our amended and restated certification of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find our exclusive forum provision in our amended and restated certification of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement other than those arising under the federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities laws against the company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

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We may not be able to pay dividends on our capital stock for a long time, if ever. We have never paid cash dividends on any class of the Company’s capital stock and do not anticipate doing so for the foreseeable future. We will only be able to pay dividends on any class of stock once our directors determine that we are financially able to do so and after we receive the consent or affirmative vote of the Series Seed 1, Series Seed 2, Series A and Series A-1 Preferred Stockholders pursuant to the “Preferred Stock Protective Provisions” in the Company’s A&R COI.

There is no current market for our capital stock, so you may not be able to sell your shares. Additionally, our capital stock, including our Series B Preferred Stock, is subject to transfer restrictions. There is no formal marketplace for the resale of the Company’s capital stock, including our Series B Preferred Stock, and the Company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. These securities are illiquid and there will not be an official current price for them, as there would be if the Company were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since the Company has not established a trading forum for the Series B Preferred Stock, there will be no easy way to know what the Series B Preferred Stock is “worth” at any time. Moreover, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If such a liquidity event does not occur, investor could be left holding their shares until the Company runs out of capital and liquidates.

Additionally, our capital stock, including our Series B Preferred Stock, is subject to transfer restrictions under our Bylaws, which requires holders to obtain the Company’s consent prior to selling, transferring or otherwise disposing or encumbering their shares. Our Bylaws also grant the Company the right of first refusal in the event a stockholder seeks to transfer its shares. For details, see “Description of Securities – Bylaws.”

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing stockholders, after giving effect to the corporate reorganization. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

Since its inception of our predecessor entity to our audited results of October 31, 2021, the company has received paid in capital of approximately $2,008,404 and issued approximately 11,137,692 shares of Common Stock for an average effective cash price per share of $-.2871. The below table presents that effective cash price compared to the effective cash price of investors in this offering.

Class of Security	Date Issued	Number of Shares Issued	Potential Shares (# of shares upon conversion or exercise)	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock (1)	2015-2022	11,939,575	—	11,939,575	$0.2871
Common Warrants (2)	2018-2021		511,124	511,124	$1.4103
Outstanding Stock Options (3)	2017-2022		4,948,552	4,948,552	$0.3224
Series Seed-1 Preferred Stock(4)	2017	3,928,535		3,928,535	$0.6
Series Seed-2 Preferred Stock(5)	2017-2019	2,028,781		2,028,781	$0.78
Series Seed 1 Preferred Warrants(6)	2017		250,000	250,000	$0.6
Series A Preferred Stock (7)	2019-2022	7,367,831		7,367,831	$1.3
Series A-1 Preferred Stock (8)	2019	2,540,369		2,540,369	$0.9257
Series A Preferred Warrants (9)	2020		784,497	784,497	$0.01
Crowd Notes	2021		338,777	340,179	$1.4172
Series B SAFE Agreements	2021		2,069,309	2,072,311	$1.4739
Total Common Share Equivalents		27,805,091	8,902,259	36,707,350	$0.6893
Investors in this offering, assuming fully subscribed(10)		12,387,387		12,387,387	$2.02
Total after inclusion of this offering		40,192,478	8,902,259	49,094,737	$1.0246

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(1)	Includes Common Stock issued in prior Regulation CF offerings, Common Stock issued upon exercise of Stock Options and Founder shares.

(2)	Assumes exercise of outstanding warrants for Common Stock.

(3)	Assumes conversion at exercise price of all outstanding Stock Options. Excludes an additional 980,725 shares of Common Stock reserved for issuance under the 2015 Equity Incentive Plan.

(4)	Based on Original Issue Price of the Series Seed-1 Preferred Stock, including payment of conversion price of convertible instruments.

(5)	Based on Original Issue Price of the Series Seed-2 Preferred Stock.

(6)	Assumes exercise of outstanding warrants for the Series Seed-1 Preferred Stock.

(7)	Based on Original Issue Price of the Series A Preferred Stock.

(8)	Based on payment of conversion price of convertible instruments.

(9)	Assumes exercise of outstanding warrants for Series A Preferred Stock.

(10)

Assumes the maximum amount of Bonus Shares are issued and does not reflect the Processing Fee, see “Plan of Distribution.” If an investor receives no Bonus Shares their effective price per share would be $2.22.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares in the future. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●

In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●

In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

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This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The net proceeds of a fully-subscribed Offering to the issuer, after total offering expenses, and commissions will be approximately $19,277,499.40 after deducting estimated offering expenses of approximately $5,722,499.99, including approximately $5,000,000 in marketing expenses which amount may vary depending upon the success of the Offering.

The following table breaks down the use of proceeds into different categories under various funding scenarios as follows:

Amount Raised	$6,250,000	$12,500,000	$18,749,999	$24,999,999
Offering Expenses (1)	$5,535,000	$5,597,500	$5,660,000	$5,722,500

Total Offering Proceeds Available for Use	$715,000	$6,902,500	$13,089,999	$19,277,499
Estimated Expenditures
Research & Development	286,000	2,761,000	5,236,000	7,711,000
Sales & Marketing	143,000	1,380,500	2,618,000	3,855,500
Capital Expenditures	143,000	1,380,500	2,618,000	3,855,500
General & Administrative Expenses	143,000	1,380,500	2,618,000	3,855,500

(1)	Includes commission payable to Dalmore Group, legal and accounting expenses, professional fees, and marketing expenses associated with the offering.

Because the Offering is a “best efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering. In this event, the use of proceeds will be adjusted by management based on the amount raised.

We reserve the right to change the above use of proceeds if management believes it is in the best interest of the company.

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THE COMPANY’S BUSINESS

Overview

6d bytes Inc. was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California on December 21, 2015. Blendid builds robotic and artificial intelligence-enabled food automation solutions. The Company’s first product, a fully autonomous robotic kiosk, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Currently, we have five kiosks deployed in the cafeterias of college campuses, a shopping mall and supermarkets. We operate both branded food service locations and license our robotic solutions to other food service operators.

Principal Products and Services

Blendid’s first product, a robotic kiosk, uses a combination of advanced technologies, including artificial intelligence (AI), to create an autonomous and contactless experience for consumers who wish to enjoy fresh food for on-the-go consumption. We strive to enable a fresh food experience that is customized based on an individual’s taste, allergies and nutrition preferences, and is available for consumption any time of the day.

For the consumer, Blendid’s kiosk experience goes like this:

1.	Order at the kiosk on a tablet or ahead of time on a mobile app.
2.	Select and customize the ingredients for the order.
3.	Receive notification when the order is ready, approximately 3-4 minutes after ordering.
4.	Retrieve the order, which is stored inside the kiosk after being prepared.

We aim that all ingredients are either refrigerated or flash frozen to maintain freshness and optimal taste. We use real fruits, vegetables, and other nutrient-rich ingredients.

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Blendid
Real Food. Artificial Intelligence
KEEP COOL & STAY COVERED

Blendid introduced its first robotic kiosk to the public in 2019 with locations at the University of San Francisco and Sonoma State University. In 2020, Blendid signed pilot agreements with Walmart and Jamba, a subsidiary of Focus Brands Inc. (“Focus Brands”). We opened our first Walmart location in Fremont, California in October 2020. Our second Walmart location, co-branded with Jamba, opened in Dixon, California in November 2020.

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Based on the success of the pilot, in 2021, Blendid entered into a commercial agreement with Jamba that allows Jamba to purchase and deploy “Jamba by Blendid” product across the country in various types of commercial locations. This agreement creates a framework for our separate negotiations with Jamba franchisees. The terms our agreements with the Jamba franchisees may vary and depend upon several factors including whether the franchisee chooses to pay more up front for a kiosk resulting in lower service fees. Generally speaking, franchisees may opt for 16% of net sales, 7% of net sales plus a flat fee of $1,700 per month, or a negotiated combination. “Net sales” is defined term in our agreement with Jamba which has been filed as an exhibit to this Offering Statement of which this Offering Circular forms a part.  We are currently in Phase 2 of our agreement, pursuant to which Jamba pre-purchased 10 robotic kiosks to deploy across various types of locations. The company started delivering kiosks to Jamba in late 2021, with two kiosks deployed in Georgia College and Kennesaw State University (both in Georgia) and 8 more kiosks in development for deployment throughout 2022. Later phases of the agreement provide the parameters for Jamba to purchase a minimum of 530 units for installation with their franchisees. However, there is no guarantee or requirement that Jamba proceed with the additional purchases. The agreement provides us with introductions to Jamba franchisees (operators) and provides a framework for us to negotiate a service agreement with them independently of Jamba. The agreement also has an exclusivity provision that (upon Jamba meeting certain order commitments) prohibits us from entering into agreements with certain competitive businesses, such as certain quick service restaurants having majority of their menu offerings consisting of blended-to-order smoothies and/or any retail beverage brand that sells a certain amount of non-alcoholic beverages. For more details, see “Management’s Discussion and Analysis – Results of Operations for Fiscal Years Ending October 31, 2021 and 2020 – Recognition of Revenues.” and “Risk Factors – We have entered into an agreement upon which the success of our business may be dependent.” The agreement is included as Exhibit 6.8 to this Offering Statement of which this Offering Circular forms a part.

Blendid is currently focused on medium-to-large operators of food service and most of our customer interactions are high-touch. For instance, Blendid is targeting multiple operators of food service in commercial locations including college campuses, hospitals, shopping malls, travel centers, airports and fitness centers. For customer contracts, the Company places pre-purchases in deferred revenue and recognizes revenue once a product is shipped and deployed at a customer location. See “Management’s Discussion and Analysis – Results of Operations for Fiscal Years Ending October 31, 2021 and 2020 – Recognition of Revenues.”

We currently have 3 wholly owned kiosks and 2 licensed kiosks deployed in California and Georgia.

Our Kiosks

We are currently in the commercialization phase of our first product - an 8’x8’ autonomous, contactless robotic kiosk (“Blendid Kiosk”) that prepares and serves smoothies. The Blendid kiosk uses robotics, machine vision, and artificial intelligence with the goal of preparing and serving fresh and delicious  smoothies. Blendid’s smoothies are customized and made-to-order based on an individual’s preferences, using nutrient-rich fruits, vegetables, seeds, and superfoods.

The Company’s Blendid Kiosks are NSF-certified. Our vision algorithms learn and adapt to recognize ingredients, recipes, and levels. The continuous calibration of these algorithms aims to eliminate errors even across diverse operating environments. The Company’s AI engine also continuously learns and adapts to consumer preferences such that repeat customers experience a streamlined ordering process for their favorite blended ingredients. Further, our Restaurant Management System provides a full suite of provisioning, monitoring, and analytics tools to manage and operate kiosks remotely.

The Company also has an intent to use its current food automation platform to expand into automation of other cuisines including soups, salads, bowls, sandwiches and other on-the-go food formats and cuisines.

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Our Licensing

As a food automation solution provider, Blendid also licenses its technology to large, established food service and retail operators (“Customers”) with deep expertise in activating and managing food service locations. Under Blendid’s licensing model, Customers purchase the kiosk hardware and sign a service agreement (“Service Agreement”). Pursuant to the Service Agreement, Customers pay Blendid an ongoing service fee, a fixed fee per month, a percentage of sales or a combination thereof (“Service Fee”). In exchange for the Service Fee, Blendid provides:

•	onsite training to Customers;
•	ongoing maintenance and repair of the hardware;
•	a license to use Blendid’s software solution to operate, monitor and manage the kiosks;
•	monitoring the kiosks from Blendid’s Network Operations Center; and
•	email and phone support.

We believe an operator can expect to achieve significantly wider margins than they would have realized through a traditional food service model due to low operational costs associated with Blendid’s automated systems.

We expect our licensed business to grow faster than the company-branded business as we leverage our current commercial relationships with Jamba, and other operators of food service. However, it is possible for the company to choose to grow its own branded business if the company believes that it could accelerate the growth organically at some point in the future.

Market and Strategy

Our strategy is to deploy our kiosks in various commercial locations where there is a demand for on-the-go food using its own branded locations as well as using its licensing model.

Our target venues include a wide range of food service locations, including:

•	Grocery and retail locations
•	Colleges
•	Hospitals
•	Corporate offices
•	Travel Centers
•	Fitness centers
•	Airports
•	Shopping malls

The Company works with contract manufacturers to manufacture various components and the overall kiosk structure. We expect to invest in scaling up our manufacturing and field service capability to support the current and anticipated demand in various geographies in the United States in 2022 and beyond.

Our value proposition for Customers involves lowering costs while providing a superior guest purchase experience. We believe that the use of robotics and AI technology minimizes costs by streamlining the labor-intensive preparation of food. Furthermore, Blendid Kiosks aim to have a much lower labor need to service and restock than would be needed to prepare food in a traditional restaurant kitchen. We believe COVID-19 has increased customer demand for automation and contactless experience, which we provide through our kiosks.

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Regulation

We are subject to extensive and varied federal, state and local government regulation, including regulations relating to public health and safety and zoning codes. California and other states and local jurisdictions have enacted laws, rules, regulations and ordinances which may apply to the operation of our kiosks, including those which:

•	establish general standards, specifications and requirements for the construction, design and maintenance of the premises;
•

regulate matters affecting the health, safety and welfare of our customers, such as general health and sanitation requirements for restaurants; employee practices concerning the storage, handling, cooking and preparation of food; special health, food service and licensing requirements; restrictions on smoking; exposure to tobacco smoke or other carcinogens or reproductive toxicants and saccharin; availability of and requirements for public accommodations, including restrooms;

•	set standards pertaining to employee health and safety and mandatory health insurance;
•	set standards and requirements for fire safety and general emergency preparedness;
•	regulate the proper use, storage and disposal of waste, insecticides and other hazardous materials;
•	establish general requirements or restrictions on advertising containing false or misleading claims, or health and nutrient claims on menus or otherwise, such as “low calorie”, “healthy” or “organic”;
•	establish requirements concerning withholdings and employee reporting of taxes on tips;
•	regulate the amount or type of ingredients in food and beverages; and
•	regulate or ban the use of particular packaging materials.

Competition

We currently compete most directly with regional smoothie stores, most of which are franchises of other smoothie brands, including Jamba, Smoothie King and Tropical Smoothie Café. We will compete against these franchisors in two respects. First, we will need to compete to obtain licensees who will purchase our kiosks for use in their business instead of becoming a franchisor of our competitors. We will also compete on the basis of selling smoothies made by our kiosks rather than through one of their franchises.

Further, the rising popularity of convenient and fresh food items has resulted in increased competition from non-smoothie retailers as they have increased their offerings of smoothies and other juice-related products. As we increase our food offerings, we would place ourselves into direct competition with other quick serve food concepts with well established businesses.

Additionally, we face increasing competition from specialty juice bars and stores, which focus on made-to-order juices, juice blends, cold-press juices and fasting/cleansing packages. Many of these brands have cold-press direct-to-consumer capabilities that multiply the geographic reaches of their stores.

If we expand our product offerings to automate other cuisines, we would place ourselves into direct competition with other quick serve food concepts with well established businesses.

Employees

The Company has 27 employees, 22 of whom are full-time employees.

Seasonality

Our business is subject to day-to-day volatility based on weather and varies by season and the region. A significant portion of the Company’s revenue is realized during the second and third quarters of the fiscal year, which include the summer months. The fourth quarter of the fiscal year, which encompasses the winter months and the holiday season, has traditionally been our lowest revenue volume quarter except in venues that see increased foot traffic during holiday shopping period such as shopping malls and supermarkets. Our business will likely continue to be subject to seasonal patterns for the foreseeable future, given that the largest portion of our sales continues to be from the sale of smoothies during the warmer parts of the year. Because of the seasonality of the business, results for an individual quarter are not necessarily indicative of the results, which may be achieved for the full fiscal year.

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Intellectual Property

The Company’s robotic kiosks are NSF-certified. Our intellectual property is protected by 6 patents that have been granted by the USPTO and 5 more patents that are in-process including international patents. In addition, we have 3 trademarks that encapsulate our software innovations. Company’s ChefOS® allows chefs to create new recipes using an AI-assisted engine to guide them while dynamically computing nutritional profile of those recipes. Our foodOS® uses AI and machine vision algorithms to learn and adapt to recognize ingredients, recipes, placement and pour levels, and orchestrate the food preparation in a multi-tasking environment. The continuous calibration of these algorithms ensure that errors are eliminated even across diverse operating environments. Our RMS™ (Restaurant Management System) allows for cloud-driven, real-time control, monitoring and management of Blendid kiosks without needing any staff at the kiosks.

Litigation

The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

During 2021, the Company terminated its lease for its contemplated Concept Store in Palo Alto that had gone through building department approvals. The Company intends to grow its licensing business in the foreseeable future but could revisit building Concept Stores in the future to drive more experiential innovations and education of food automation using robotics and AI.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this Offering. The interim financial statements included in this filing are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make the interim financial statements not misleading have been included.

Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

6d bytes inc. was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California. Blendid builds robotic and artificial intelligence-enabled food automation solutions. The Company’s first product, a fully autonomous robotic kiosk, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Currently, our kiosks are deployed in college cafeterias, shopping mall and supermarkets. We operate both branded food service locations and license our robotic solutions to other foodservice operators.

Blendid first began generating revenue in the second quarter of 2018. As a result of COVID-19 and the resulting shutdown of college campuses where our kiosks were located, the Company pivoted its target segment away from colleges to supermarkets, and launched a Blendid kiosk at Walmart in Fremont in October 2020 and a co-branded Jamba by Blendid kiosk in Dixon, CA in December 2020. Since then, we have focused our efforts on the sale and licensing of our robotic kiosks, which has become our primary source of revenue.

The Company’s primary source of revenue is the sale of its robotic kiosks and a secondary source of revenue is sale of blended drinks in locations operated by the Company.

Our cost of goods includes material and labor cost involved in manufacturing our kiosks when we sell our kiosks to customers. In Blendid operated locations, our cost of goods includes the cost of raw ingredients and supplies needed to make smoothies.

Our financial statements were prepared on a going concern basis. Since inception the Company has incurred losses and has relied on securing loans and funding from investors. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations.

Results of Operations for Fiscal Years Ending October 31, 2021 and 2020

Revenues

The Company saw an increase in net revenues to $276,270 for fiscal year ended October 31, 2021 (“FYE 2021”) from $64,119 for fiscal year ended October 31, 2020 (“FYE 2020”). We attribute this 331% growth in revenue to deployment of more branded and licensed locations that resulted in improvement in revenue from food sales and sales of the kiosks.

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Recognition of Revenue

Our primary source of revenue is the sale of our robotic kiosks. Our secondary source of revenue comes from the sale of blended drinks in locations operated by the Company. Once a kiosk is delivered or upon the sale of our blended drinks, the Company immediately recognizes revenue. We recorded $1,000,000 of deferred revenue as of October 31, 2021, relating to our agreement with a customer to deliver ten (10) kiosks. See Exhibit 6.8 to the Offering Statement of which this Offering Circular forms a part. The Company will recognize revenue and cost of goods sold upon the delivery of each kiosk. See Note 2 to the Company’s Financial Statements

Cost of Revenues

Our cost of goods sold increased 190% to $190,339 for FYE 2021 compared to $64,119 for FYE 2020 as a result of increase in food costs and cost of goods involved in manufacturing our kiosks.

Operating Expenses

Our total operating expense decreased 6% to $3,823,290 for FYE 2021 from $4,057,492 for FYE 2020, the decrease was due to better management of discretionary spending across various operating departments.

Other Income (Expenses)

Other Income (Expenses) consists of interest income (expense), net other income (expense), loss on termination of lease and depreciation. Other expenses decreased $743,240 to $59,750 for FYE 2021 from $802,999 for FYE 2020, primarily due to an increase of other income from PPP loans of $1,138,983 that were completely forgiven. This increase was partially offset by an increase interest expense of $245,578 related to an outstanding loan with Silicon Valley Bank. During FYE 2021, the Company also incurred a one-time expense of $91,516 when it terminated its lease with Hatamis to build out a concept store in Palo Alto, California.

Net Loss

As a result of the foregoing, net loss decreased to $3,801,169 for FYE 2021 from $4,862,798 for FYE 2020.

Significant Concentrations

For fiscal year 2021, revenues from two product customers and one service customer represented 18%, 15% and 12%, respectively. For fiscal year 2020, revenues from one service customer represented 61%.

Liquidity and Capital Resources

We may seek to raise any necessary additional funds through equity or debt financings, including this Regulation A Offering or other sources which may be dilutive to existing stockholders. If we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely impacted.

As at October 31, 2021, the Company had $3,745,059 cash on hand. We also recognized $276,270 in net revenue. See also “Recognition of Revenue,” above. To date, the Company has not made any profits. The Company’s primary source of capital to date has been obtain through offerings of its securities.

On October 31, 2020, the Company issued Series 2020A Convertible Notes and Warrants to purchase Series A Preferred Stock for total consideration of $2,050,000 plus $123,000 in interest. As of October 31, 2021, the balance of the Series 2020A Convertible Notes was $2,150,001, net of $22,998.98 in costs related to the debt issuance. For detail regarding the Series A Warrants, see “Description of Securities.”

Messrs. Jain, Ayalur and Dodd each purchased a Promissory Note from the Company for total consideration of $105,567. The Promissory Notes have an annual interest rate of 6%, and have accrued $139,810 total interest as of October 31, 2021.

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Issuance of SAFEs

Between June 2021 and July 2021, the Company entered into simple agreements for future equity (“Series B SAFE Notes”) under Regulation D, including warrants (together the “Series B SAFE and Warrant offering”) in the purchase amount of $3,050,000. Of that amount, Focus Brands, parent of Jamba, invested $2,000,000 for the purpose of supporting and expanding the “Jamba by Blendid” product. The Series B SAFE Notes do not bear interest and have no maturity date. The Series B SAFE Notes contain a conversion provision that will be triggered by this Offering. Under the terms of conversion, the Series B SAFE Notes will convert into a number of shares of Series B Preferred Stock equal to the purchase amount divided by $1.47392 or a total of 2,069,309 shares of Series B Preferred Stock.

Between November 12, 2020 and March 11, 2021, the Company entered into simple agreements for future equity (“Crowd Notes”) in the amount of $471,270 under Regulation CF (“Crowd Note Offering”). The Crowd Notes do not bear interest and have no maturity date. The Crowd Notes contain a conversion provision that will be triggered by this Offering. Under the terms of conversion, the Crowd Notes will convert into a number of shares of Series B Preferred Stock equal to the purchase amount divided by $1.41723 or a total of 338,777 shares of Series B Preferred Stock.

Material Commitments and Liabilities

On July 15, 2021, the Company entered into the Loan and Security Agreement with Western Alliance Bank (“WA Loan”) to repay a loan to Silicon Valley Bank. The WA Loan serves as a revolving credit facility that provides the Company up to $1,500,000 in credit. The WA Loan carries a floating interest rate that matches the Prime Rate and a maturity date of July 15, 2023. The WA Loan also requires the Company to maintain a cash collateral bank account, which functions as a restricted bank-controlled account, and gives Western Alliance Bank a first priority interest in that account. During the term of the WA Loan, the Company must keep funds in the cash collateral account in the amount of $1,430,000 or 110% of the amount due under the WA Loan. As of October 31, 2021, the amount due on the WA Loan was $1,201,013 comprised of $1,296,884 in principal and $3,629.47 in interest and net of $99,5000 in financing fees.

As of January 4, 2021, the Company’s headquarters are located in Sunnyvale, California, under a lease with Plug & Play for monthly rental payments of $9,850.00 for the period from April 1, 2021 through January 31, 2022, at which time the rent returned to $20,200 per month. The lease is a month-to-month contract with no long-term obligation. Previously in 2020, the Company and Plug & Play had agreed to a rent concession for the Sunnyvale location for $0 rent for October 2020 through December 2020.

Trend Information

The Company intends to set up mass manufacturing of its current product, and scale up deployments in 2022 and beyond nationwide. Capital raised in this round will support these goals and enable acceleration of our planned efforts to build additional products to serve adjacent markets. We also intend to expand into automation of other cuisines. To date we have deployed five kiosks.

We expect to see increasing demand for our kiosks and related AI technology for the foreseeable future. We believe that COVID-19 has created additional pressures on the food service industry that include the demand for automated and contactless, ordering, assembly and delivery. We believe the Company’s technology places us in a position to meet the public’s demands in the Quick Service Restaurant food space.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s officers, directors and significant employees are as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate Hours Per Week (if part- time) / full-time
Executive Officers
Vipin Jain	Founder and Chief Executive Officer	51	November 2015	full time
Venkateswaran Ayalur	Founder and Chief Technology Officer	51	November 2015	full time

Directors
Vipin Jain	Director	51	November 2015
Venkateswaran Ayalur	Director	51	November 2015
Eric Benhamou	Director	66	June 2017
Veronica Wu	Director	51	April 2019

Vipin Jain – Founder, Chief Executive Officer and Director

Mr. Jain has been serving the Company as Founder, Chief Executive Officer and Director of the Company since its inception in November 2015. Prior to Blendid, Mr. Jain has founded multiple companies and has held senior management positions at Barnes & Noble and Extreme Networks.

Venkateswaran Ayalur – Chief Technology Officer and Director

Mr. Ayalur has been serving as Founder, Chief Technology Officer and Director of the Company since its inception in November 2015. Prior to Blendid, Mr. Ayalur has developed multiple technology products including Barnes & Noble NOOK and Motorola phones and has held management positions at Barnes & Noble and Motorola.

Eric Benhamou – Director

Mr. Benhamou is the founder of Benhamou Global Ventures, LLC, where he serves as general partner of the venture fund since January 2003. He currently serves on other boards of directors, including Silicon Valley Bank, where he serves as chairman of the Nomination and Governance Committees. He has experience serving as Chairman of the Compensation Committee since August 2015 with Grid Dynamics. He also currently serves on the board of Ayehu Software Technologies Ltd., which service began in July 2015, and Virtana, where he has served since March 2016. More recently he joined the board of Evinced in October 2020. He has also served as chairman of the board at several companies, including Cypress Semiconductor Corporation between 1994 and June 2018; AFAM between January 2007 and June 2020. He continues to serve as chairman of the board for Israel Venture Network, which service began June 2001, and Totango, where he has served since July 2016. More recently, he began board service as chairman for Secret Double Octopus in January 2020.

Veronica Wu – Director

Ms. Wu is founder and managing partner of First Bight Ventures, a fund that aims to accelerate commercialization of synthetic biology start-ups, since April 2021. She served as Managing Partner at Hone Capital between June 2015 and August 2020. Ms. Wu was Co-President of China Science and Merchants Capital Investment Group between April 2015 and December 2019. She also served on the Global Advisory Board of Cap Gemini SA between October 2020 and September 2021. Her experience includes serving on VF Corporation’s board of directors between July 2019 and August 2021.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended October 31, 2021, the Company had two executive officers and directors who were compensated as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation (1)	Total compensation ($)
Vipin Jain	CEO	200,000	780,597	200,000
Venkateswaran Ayalur	CTO	190,000	780,597	190,000
Vijay Dodd	VP of Engineering	180,000	468,358	180,000

(1) The compensation includes the value of the stock options granted under the Company’s 2015 Equity Incentive Plan, as amended, in the fiscal year October 31, 2021. The Black-Scholes formula was used to determine the value of the option at the date of the grant. The stock options have an exercise price of $0.31 and subject to vesting over four years with a 1-year cliff and 1/48 every month thereafter, and expire 10 years from the date of grant.

For the fiscal year ended October 31, 2021, the Company did not pay its directors for their service. There were 4 directors in this group.

Employment Agreements

Messrs. Jain, Ayalur and Dodd each have an employment agreement with the Company, dated June 2017. Under the terms of these agreements, they each started with a salary of $150,000 to be increased at the discretion of the board of directors upon completion of the Company’s next equity financing raising gross proceeds in excess of $5,000,000. The agreements also provide standard terms for benefits, and include an employee confidential information and inventions assignment agreement.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table displays, as of April 2, 2022, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Name of Beneficial Owner	Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (5)
Vipin Jain	440 N Wolfe RD M/S 215, Sunnyvale, CA 94085	3,975,000 shares of Common Stock	1,530,597 shares available under Stock Options (1)	15.6054%
Venkateswaran Ayalur	440 N Wolfe RD M/S 215, Sunnyvale, CA 94085	4,025,000 shares of Common Stock	1,480,597 shares available under Stock Options (1)	15.6054%
BGV III, L.P.(2)	1600 El Camino Real, Suite 280, Menlo Park, CA 94025	2,487,177 shares of Series Seed Preferred Stock (3) 3,011,781 shares of Series A Preferred Stock(3)	250,000 shares of Series Seed 1 Preferred Stock available under warrant (4) 211,506 shares of Series A Preferred Stock available under warrant (4)	16.8947%
Directors and Officers as a group		9,140,000 shares of Common Stock 2,487,177 shares of Series Seed Preferred Stock (3) 3,094,672 shares of Series A Preferred Stock (3)	4,241,058 stock options 261,506 shares of Preferred Stock available under warrants	54.4910%

(1)	Stock Options issued under the Company’s Amended 2015 Equity Incentive Plan. For details, see plan description below.

(2)	BGV III, L.P. is owned and controlled by Eric Benhamou who serves on the Company’s board of directors.

(3)

All shares of Preferred Stock vote on an as-converted to Common Stock basis. For details regarding voting rights, including election of directors, dividends, participation rights and other provisions see “Description of Securities – Preferred Stock.” For purposes of reporting voting power in this chart, Series Seed 1 and Series Seed 2 Preferred Stock are referred to collectively as “Series Seed Preferred Stock.” Similarly, Series A and Series A-1 Preferred Stock are referred to collectively as “Series A Preferred Stock.” The warrants to purchase additional shares of Preferred Stock refer to the specific class available upon exercise per footnote 4 below.

(4)

Warrants give the holder the right to purchase 250,000 shares of Series Seed 1Preferred Stock and 211,506 shares of Series A Preferred Stock. The warrants do not entail voting or other stockholder rights. The warrant to purchase the Series Seed 1 Preferred Stock has an exercise price of $0.60 per share, subject to adjustment, and expires June 13, 2024. The warrant to purchase the Series A Preferred Stock has an exercise price of $0.36 per share, subject to adjustment, and expires December 23, 2029.

(5)

Based on a total of 35,279,989 shares of Common Stock outstanding on a fully diluted basis, which assumes conversion of all warrants into Preferred Stock, all shares of each class of Preferred Stock have converted into Common Stock, and all stock options have been exercised. Excludes shares of Series B Preferred Stock to be issued in this Offering and upon conversion of our Crowd Notes and Series B SAFE Notes. For details, see “Management’s Discussion and Analysis – Issuance of SAFEs.”

Amended 2015 Equity Incentive Plan

The Company has an Amended 2015 Equity Incentive Plan (the “Plan”) under which employees, directors and consultants may receive awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards at the discretion of the Company’s board of directors. The exercise price of any stock option or stock appreciate right will be 100% of the fair market value of the Common Stock on the date of grant, and will expire no more than ten years after date of grant. Incentive stock options granted to persons holding 10% or more of the total combined voting power of all classes of the Company’s stock will have a strike price 110% of the fair market value of the Common Stock on the date of grant and expire five years after the date of grant. The Plan was amended March 10, 2021, to increase options available for issuance to 6,280,943. For more details, see Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the last two fiscal years, including any currently proposed transaction, we engaged in the following related party transactions:

Messrs. Jain, Ayalur and Dodd each purchased a Promissory Note from the Company for total consideration of $105,567. The Promissory Notes have an annual interest rate of 6%, and have accrued $139,810 total interest as of October 31, 2021.

On October 28, 2020, the Company entered into a Second Amendment to the Loan and Security Agreement with Silicon Valley Bank (the “SVB Loan”), which was originally signed June 29, 2018. During this period, Mr. Benhamou, who serves on the Company’s board of directors, was also serving on Silicon Valley Bank’s board of directors, including its Nomination and Governance Committees. The amount due under the loan, including accrued interest was $1,866,540 with 8% annual interest with a deferral on payments until April 2, 2021, and a maturity date of September 1, 2021. The SVB Loan balance was paid through a Loan and Security Agreement with Western Alliance Bank. For details, see “Management’s Discussion & Analysis – Material Commitments and Liabilities.”

DESCRIPTION OF SECURITIES

General

The Company is offering up to 11,261,261 shares of Series B Preferred Stock at a per share price of $2.22, plus up to an additional 1,126,126 Bonus Shares. See “Plan of Distribution.” The following description summarizes important terms of the Company’s Series B Preferred Stock. This summary does not purport to be complete and is qualified in its entirety by the Amended and Restated Certificate of Incorporation (“A&R COI”), the Bylaws, as amended, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular forms a part. For a complete description of the Company’s Common Stock and classes of Preferred Stock, including Series B Preferred Stock, you should refer to the A&R COI, the Bylaws (as amended), the Subscription Agreement, the Voting Agreement, the Investor Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and applicable provisions of the Delaware General Corporation Law (“DGCL”).

As of the date of this Offering Circular, the authorized capital comprises 98,459,094 shares of Common Stock, par value $0.0001 per share, and 63,384,146 shares of Preferred Stock, par value $0.0001 per share. 12,387,387 shares of capital stock have been designated Series B Preferred Stock; 338,777 shares have been designated Series B-1 Preferred Stock; and 2,069,309 shares have been designated Series B-2 Preferred Stock. As of June 16, 2022, the Company had 11,939,575 outstanding shares of Common Stock, 5,957,316 shares of Series Seed 1 and Series Seed 2 Preferred Stock, and 9,908,200 shares of Series A and Series A-1 Preferred Stock, and no Series B Preferred Stock outstanding. Each share of Series B Preferred Stock is convertible into one (1) shares of Common Stock.

The rights and preferences of the Company’s Common Stock and each Series of Preferred Stock are described below.

Common Stock

Voting Rights and Proxy

The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock described below.

Except as described immediately below, holders of our Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Our A&R COI does not provide for cumulative voting, and does not entitle holders of our Common Stock to vote on any amendment to the A&R COI relating to the terms of one or more outstanding Series of Preferred Stock unless otherwise required by law. In addition to any vote of the holders of one or more series of Preferred Stock that may be required, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

All holders of the Company’s Common Stock who acquired their shares through the Company’s previous Regulation Crowdfunding offerings have granted an irrevocable proxy to the Company’s CEO to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock. A form of such subscription agreements appear as Exhibits 5.2 and 5.3 to the Offering Statement of which this Offering Circular forms a part.

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Dividend Rights

Subject to preferences that may be applicable to any then outstanding Series of Preferred Stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. Before holders of our Common Stock can receive a dividend, we must first obtain the consent of the holders of our Voting Preferred Stock, and the Company must first pay a dividend on our Preferred Stock in an amount at least equal to the Non-cumulative Preferred Dividend (defined below) plus the dividend per share of Preferred Stock that would be payable had the Preferred Stock been converted into Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities and the satisfaction of any liquidation preference granted to holders of Preferred Stock; however if the amount that the holders of a Series of Preferred Stock would receive based on the pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis is greater than the then applicable liquidation preference available to a Series of Preferred Stock, the holders of each such Series of Preferred Stock and Common Stock will receive that amount. See below, “Preferred Stock – Right to Receive Liquidation Distributions.”

Rights and Preferences

The rights, preferences and privileges of the holders of the Company’s Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock and any additional classes of Preferred Stock that we may designate in the future.

Redemption

The Common Stock is not redeemable at the option of the holder.

Preferred Stock

Dividends

The Company’s A&R COI provides that all holders of the Company’s Preferred Stock are entitled to non-cumulative dividends (the “Non-cumulative Preferred Dividend) at the annual rate of 8% of the applicable “Original Issue Price” as follows:

•	Series Seed 1 Preferred Stock has an Original Issue Price of $0.60 per share
•	Series Seed 2 Preferred Stock has an Original Issue Price of $0.78 per share
•	Series A Preferred Stock has an Original Issue Price of $1.3002 per share
•	Series A-1 Preferred Stock has an Original Issue Price of $0.9257 per share
•	Series B Preferred Stock has an Original Issue Price of $2.2108 per share
•	Series B-1 Preferred Stock has an Original Issue Price of $1.4172 per share
•	Series B-2 Preferred Stock has an Original Issue Price of $1.4739 per share

Before the Company can declare and pay a dividend on Common Stock or any class or series convertible into Common Stock (except for Common Stock dividends payable in shares of Common Stock), the Company must first pay holders of Preferred Stock a dividend on each outstanding share of Preferred Stock in an amount at least equal the sum of (a) the amount of the Non-cumulative Preferred Dividend and (b) that dividend per share of Preferred Stock on an as-converted basis.

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Before the Company can declare and pay a dividend on a class or series that is not convertible into Common Stock, the Company must first pay holders of Preferred Stock a dividend on each outstanding share of Preferred Stock in an amount at least equal the sum of (a) the amount of the Non-cumulative Preferred Dividend and (b) at a rate per share of Preferred Stock determine by (i) dividing the amount of the dividend by the original issuance price for such class or series of capital stock (subject to standard adjustments) and (ii) multiplying that fraction by an amount equal to the Original Issue Price.

If the Company declares or pays a dividend on the same date for more than one class or series of capital stock, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class of series of capital stock that would result in the highest Preferred Stock dividend.

Voting Rights

Series B, Series B-1 and Series B-2 Preferred Stock Voting Rights

Holders of our Series B, Series B-1 and Series B-2 Preferred Stock (collectively, the “Series B Preferred Stock”) are not entitled holders to voting rights except as required by the DGCL.

Series Seed 1, Series Seed 2, Series A and Series A-1 Voting Rights

Holders of our Series Seed 1, Series Seed 2, Series A and Series A-1 Preferred Stock (collectively, the “Voting Preferred Stock”) are entitled to one vote per share on an as-converted basis on any matter presented to stockholders for action or consideration at any meeting, or by written consent in lieu of a meeting. Other than when voting in an election of directors, our A&R COI provides that holders of Voting Preferred Stock shall vote together on an as-converted basis with the holders of Common Stock as a single class, and shall have the same voting rights and powers as the holders of Common Stock, including notice of any stockholder meeting in accordance with the Company’s Amended Bylaws. Voting in an election of directors is described in detail below, see “Voting in an Election of Directors – A&R COI and Amended and Restated Voting Agreement.”

Protective Provisions that Require Approval or Consent of Preferred Stockholders

Our A&R COI requires that, as long as at least 3,200,000 shares of Voting Preferred Stock remain outstanding, the Company must obtain the approval or consent of a majority of the holders of our Voting Preferred Stock before it can take certain actions:

•

Liquidate, dissolve or wind-up the business, or effect any merger or consolidation other than a deemed liquidation event (e.g., the merger or consolidation, the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets);

•	Amend alter or repeal any provision of our A&R COI or Bylaws in a manner that is adverse to the powers, preferences or rights of the holders of Preferred Stock;
•

Create or authorize the creation of a class of securities having rights, preferences or privileges senior to or on parity with the Preferred Stock with respect to the right to receive distributions upon liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption;

•	Increase the number of authorized shares of Common Stock or Preferred Stock;
•	Sell, issue, sponsor, create or distribute digital tokens, cryptocurrency or other blockchain-based assets;
•

Purchase or redeem or pay or declare any dividend or make a distribution unless it is a dividend or distribution payable on shares of Common Stock in the form of additional shares of Common Stock, repurchases of stock from former employees, officers, directors, consultants, or as otherwise authorized by the A&R COI;

•	Create or hold stock of a subsidiary that is not wholly-owned by the Company or permit a subsidiary to sell stock, licenses or all or substantially all of the subsidiary’s assets;
•	Increase or decrease the authorized number of directors on the Company’s board of directors; and
•	Amend or waive any of the above provisions.

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Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, our A&R COI provides that the holders of shares of Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the Company’s assets before any payments will be made to holders of our Common Stock. Similarly, in the event of a Deemed Liquidation Event, holders of our Preferred Stock shall be entitled to be paid on a pari passu basis out of the consideration payable to stockholders prior to our Common Stockholders receiving any payments. As defined in our A&R COI, each of the following constitutes a Deemed Liquidation Event unless the holders of at least a majority of the outstanding shares of Voting Preferred Stock, including a majority of the outstanding shares of Series A Preferred Stock (the “Requisite Holders”) elect otherwise: a merger or consolidation (unless the company continues to have a majority or greater voting power after the transaction) or the sale, lease or transfer of substantially all of the Company’s assets.

In either event, holders of our Preferred Stock will be entitled to the greater of (i) the Original Issue Price plus any Non-cumulative Preferred Dividend declared but unpaid or (ii) such amount per share as they would have been entitled to receive if all shares of Preferred Stock had been converted to Common Stock (the “Preferred Liquidation Amount”). If the amount available for distribution to stockholders is insufficient to pay in full the holders of Preferred Stock, then those holders will share ratably in the distribution in proportion to the amount they would have received if all amounts were paid in full.

Redemption

Holders of our Preferred Stock have a right of redemption if the Company does not dissolve within 90 days after a deemed liquidation event. If the available proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata basis.

Conversion

Holders of our Preferred Stock have the option to convert their shares to the Company’s Common Stock at any time and without the payment of additional consideration. The conversion from Preferred Stock to Common Stock shall initially be based on the Original Issue Price (or on a 1-for-1 basis), subject to weighted average anti-dilution provisions.

Provisions of Note in Our Amended Certificate of Incorporation

Forum Selection

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law; (iv) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to such lawsuits if the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery) or claims for which the Court of Chancery does not have subject matter jurisdiction.

Provisions of Note in Our Amended Bylaws

Right of First Refusal

Section 46 of our Bylaws grants the Company the right of first refusal if any stockholder of any class of securities seeks to transfer its capital stock unless the proposed transaction relates to estate planning or a bona fide pledge or mortgage of shares with a commercial lending institution.

Restrictions on Transfer

Section 36 of our Bylaws requires holders to obtain the Company’s consent prior to selling, transferring or otherwise disposing or encumbering their shares.

Voting in an Election of Directors under our A&R COI and Amended and Restated Voting Agreement

In addition to the voting rights of our Voting Preferred Stock under the Company’s A&R COI (discussed above), holders of our Voting Preferred Stock are also subject to the Company’s Amended and Restated Voting Agreement (the “Voting Agreement”). Our executive officers, Messrs. Jain, Ayalur and Dodd are also subject to the Voting Agreement as “Key Holders” of our Common Stock.

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Under the terms of the Voting Agreement:

Election and Removal of Directors

All holders of Voting Preferred Stock agree to vote their shares as necessary to ensure that:

•	Holders of Series Seed 1 and Series Seed 2 Preferred Stock shall be entitled to elect one director voting together as a single class on an as-converted basis (the “Series Seed Director”);

o

As long as 1,500,000 shares of Series Seed 1 and Series Seed 2 Preferred Stock remain outstanding, those holders agree to vote, or cause to be voted, all their shares such that the nominee designated by the holders of a majority of the Series Seed Preferred Stock, which initially shall be Eric Benhamou, shall be elected to serve as the Series Seed Director.

•	Holders of Series A and Series A-1 Preferred Stock shall be entitled to elect one director voting together as a single class on an as-converted basis (the “Series A Director”);

o

As long as Hone Venture Fund II, L.P., HCI 6D LLC and HCI 6D Individuals LLC (collectively, “Hone Capital”) continues to beneficially own in the aggregate 2,500,000 shares of Series A Preferred Stock or Series A-1 Preferred Stock, Hone Capital shall be entitled to designate one nominee to serve as the Series A Preferred Director, which initially shall be Veronica Wu. In the event Hone Capital no longer holds the requisite amount of Series A or Series A-1 Preferred Stock, then the holders of a majority of the Series A Preferred Stock will designate one person voting together as a single class on an as-converted basis.

•

Key Holders of our Common Stock (defined above) who also serve as officers, employees or consultants of the Company shall be entitled to designate one person based on a majority vote of the Common Stock held by the Key Holders, voting together as a single class which person will be called the “Common Director.” This individual shall initially be Venkateswaran Ayalur;

The Company’s CEO, which shall initially be Vipin Jain, shall serve as “CEO Director.” However, in the event the CEO Director no longer serves as CEO, each of the Key Holders agrees to vote their shares to remove the CEO from the board of directors if such person has not resigned as a member of the board and to elect the new CEO as the new CEO Director.

•

Holders of our Voting Preferred Stock and Key Holders of our Common Stock shall be entitled to elect the balance of directors needed to fill the remaining board seats voting together as a single class on an as-converted basis.

o

Holders of our Voting Preferred Stock and the Key Holders agree that the remaining board seat shall be filled with an individual not affiliated with the Company and that is mutually acceptable to the Series Seed Director, the Series A Director and CEO Director.

•	Each Key Holder and Preferred Stockholder agrees to vote their shares, or cause their shares to be voted, such that:

o

Board members shall only be removed for cause unless such removal is directed or approved by the affirmative vote of the person entitled to designate that director, or unless the person originally entitled to designate or approve such director or occupy such board seat is no longer entitled to designate or approve such director or occupy such board seat;

	o	Vacancies on the board shall be filled as agreed to above;

	o	Upon the request of any party entitled to designate a director or as provided by the voting provisions above to remove such director, such director shall be removed.

•

As long as Key Holders and Voting Preferred Stockholders are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

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Increase Authorized Common Stock

Key Holders and Preferred Stockholders agree to vote, or cause to be voted, all of their shares to increase the number of authorized shares of Common Stock to ensure there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

Drag-along Right

In the event the holders of a majority of the outstanding shares of Voting Preferred Stock, including a majority of the shares of Series A Preferred Stock (the “Selling Investors”), and the majority of the outstanding shares of Common Stock held by the Key Holders (excluding shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (the “Electing Holders”) approve a sale of the Company, then each Voting Preferred Stockholder and the Company agree:

•	To vote all shares in favor of the sale of the Company, and to vote in opposition to any and all other proposals;
•

If the proposed transaction is a sale of stock, then agree to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors;

•

To refrain from exercising any dissenters’ rights or rights of appraisal under applicable law, or asserting any claim challenging the sale or alleging breach of fiduciary duty of the Selling Investors.

•

In the event the consideration to be paid in exchange for the shares includes any securities such that registration or qualification of the securities or a person as a broker or dealer or agent, then the Company may cause to be paid to any such Stockholder an amount in cash equal to the fair value (as determined in good faith by the board) of such securities.

•

In the event the Selling Investors appoint a stockholder representative, the Stockholders agree to consent to the appointment of the stockholder representative, the establishment of escrow, expense or similar fund as needed, and the payment of the pro rara portion of such Stockholders’ reasonable fees and expenses in connection with the sale of the Company, and not to assert any claim or suit against the stockholder representative absent fraud, bad faith, gross negligence or willful misconduct.

•

A sale of the Company means a transaction or series of related transactions in which more than 50% of the Company’s outstanding voting power is acquired or a transaction that qualifies as a “Deemed Liquidation Event” (defined above in “Preferred Stock – Right to Receive Liquidation Distributions”).

Amendment, Waiver or Termination of Agreement

This Agreement may be amended, modified or terminated or certain terms waived by written instrument executed by the Company, the Key Holders and the holders of a majority of the outstanding shares of Voting Preferred Stock. Provisions impacting the election of directors or any other provision that applies specifically to a certain class of stockholders must be approved by a majority of that class of securities.

For more details, see Exhibit 5 to the Offering Statement of which this Offering Circular forms a part.

Amended and Restated Investor Rights Agreement

The Company and the holders of the Voting Preferred Stock are subject to our Amended and Restated Investor Rights Agreement (“Investor Rights Agreement”), dated November 4, 2019. Under the terms of this agreement,

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Demand Registration Rights

•

Holders of at least 50% of the outstanding shares of Voting Preferred Stock may demand that the Company file a registration statement on Form S-1 covering the sale of at least 40% of the Common Stock issued or issuable upon conversion of the Voting Preferred Stock with an anticipated aggregate offering price, net of selling expenses, of at least $10 million. This right commences the earlier of i) four years after the date of the Investor Rights Agreement or ii) 180 days after the effective date of the Company’s IPO.

•

Holders of at least 20% of the outstanding shares of Voting Preferred Stock may demand that the Company file a Form S-3 registration statement covering the sale of at least $3 million in the aggregate of the Common Stock issued or issuable upon conversion of the Voting Preferred Stock once the Company is eligible to use such form.

•

The Company’s CEO may defer taking action in response such requests in good faith provide it would be harmful to the Company by materially interfering with a material acquisition, reorganization or similar transaction, require premature disclosure of material information or render the Company unable to comply with the Securities Act or Securities Exchange Act.

Information and Observer Rights

Holders of at least 1,000,000 shares of Voting Preferred Stock, or Common Stock issued upon conversion of Voting Preferred Stock (“Major Investors”), will receive the following information from the Company under this agreement:

•	Financial statements, including balance sheet, income statement, a statement of stockholders’ equity and cash flow statement within 120 days of the Company’s fiscal year end;

•	Unaudited statements of income and cash flows for the first three fiscal quarter of each fiscal year, delivered within 45 days after the end of each quarter;

•

If requested, a statement showing sufficient information regarding the Company’s outstanding securities to allow the Voting Preferred Stockholder to calculate their respective percentage equity ownership on a fully diluted basis, certified by the CFO and CEO and delivered within 45 days after the end of each of the first three quarters. This request is limited to once per each such quarter;

•

At least 30 days before the end of the fiscal year, the Company will deliver a budget and business plan for the next fiscal year prepared on a monthly basis including balance sheets, income statements and statements of cash flows for such months and any other budgets or revised budgets prepared by the Company;

•	This right to information terminates 60 days prior to the Company filing a registration statement with the SEC;

•

Ability to visit the Company and inspect its properties, examine its books and records, and discuss the Company’s affairs with its officers with the exception of trade secrets or other confidential information;

•

A representative of BGV III L.P. or its affiliates shall be invited to attend all meetings of the board of directors in a nonvoting observer capacity, including receiving copies of all notices, minutes, consents and other materials provide to the directors. Such representative is required to hold in confidence and trust and to act in a fiduciary manner with respect to such information. Company is entitled to withhold information subject to attorney-client privilege, confidentiality, conflict of interest or disclosure of trade secrets.

Right to Future Stock Issuances

If the Company proposes to offer or sell any new equity securities, or securities convertible into equity securities, holders of at least 1,000,000 shares of Voting Preferred Stock, or Common Stock issued upon conversion of Voting Preferred Stock (“Major Investor”), shall be entitled to purchase at the same price and terms as applicable to the proposed offering, up to that portion of such equity securities that equals the portion of the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise of all Voting Preferred Stock and any other Derivative Securities then outstanding).

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If less than all equity securities that would be available for sale to Major Investors are subscribed after 20 days, the remaining equity securities then become available for purchase by the Major Investors who chose to exercise this right.

Matters Requiring Investor Director Approval

As long as the holders of Voting Preferred Stock are entitled to elect at least one Series Preferred Director, the Company agrees that it shall not, without approval of the board of directors, which must include the affirmative vote of at least a majority of the Non-Common Directors then serving on the board:

•	Make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity unless wholly owned by the Company;

•	Make any loan or advance to any person, including employees or directors of the Company unless in the ordinary course of business;

•	Guarantee any indebtedness except for trade accounts of the Company arising in the ordinary course of business;

•	Incur aggregate indebtedness in excess of $50,000 if not included in a budget approved by the board;

•

Enter into or be a party to any transaction with any director, officer, or employee including, without limitation, any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event as defined in the Company’s A&R COI;

•	Hire, terminate or change the compensation of executive officers, including approval of option grants or stock awards;

•	Change the principal place of business, enter new lines of business or exit the current line of business;

•	Sell, assign, license, pledge or encumber material technology or intellectual property other than licenses sold in the ordinary course of business; and

•	Enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company or to the Company of money or assets greater than $100,000.

Right of First Refusal and Co-Sale

Messrs. Jain, Ayalur or Dodd (the “Key Holders”) grant to the Company a right of first refusal in the event such Key Holder proposes to transfer shares of the Company’s capital stock at the same price and on the same terms as the proposed transfer. The Key Holders grant a secondary right of refusal to the Preferred Stockholders who are a party to this agreement.

If any capital stock proposed to be transferred by a Key Holder is not purchased pursuant to the Company’s right of first refusal or Preferred Stockholders’ secondary right of refusal, and is then sold, each respective Preferred Stockholder may elect to exercise its right of co-sale and participate on a pro rata basis in such sale.

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Convertible Securities

Warrants

Series Seed Warrant

The Company’s Series Seed Warrant was issued to BGV III, L.P., which is owned and controlled by Eric Benhamou who sits on our board of directors, on June 13, 2017, in connection with the sale of our Series Seed Preferred Stock. The warrant is exercisable for 250,000 shares of Series Seed Preferred Stock at an exercise price of $0.60 per share, and expires June 13, 2024.

Series A Warrant

Issued October 31, 2020, in connection with the sale of our Series A Preferred Stock, our Series A Warrant entitles holders to acquire additional shares of Series A Preferred Stock at an exercise price of $0.01 per share. The Series A Warrants expire October 31, 2025. As of April 2, 2022, 784,497 Series A Warrants were outstanding.

Warrants issued to Silicon Valley Bank

In connection with the Company’s loan from Silicon Valley Bank, the Company issued two warrants to Silicon Valley Bank. Although the loan has been paid in full, the warrants remain outstanding. In June 2018, the Company issued a warrant to purchase 32, 174 shares of Common Stock at an exercise price of $0.21 per share, which expires June 2028. On December 23, 2019, the Company issued a warrant to purchase 38,456 shares of Common Stock at an exercise price of $0.36 per share, which expires December 23, 2029.

Focus Brands Warrant

In connection with our sale of Series B SAFE Notes, Focus Brands also received a warrant to purchase 414,201 shares of the Company’s Common Stock at an exercise price of $1.69 per share. The warrant becomes exercisable in three tranches based on the Company’s achievement of Phase 2, Phase 3 and Phase 4 under the terms of the Company’s Jamba Agreement, and expires June 7, 2026.

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PLAN OF DISTRIBUTION

The Company is offering up to 12,387,387 shares of Series B Preferred Stock on a best efforts basis as described in this Offering Circular. The 12,387,387 shares is composed of 11,261,261 shares offered to investors for cash at a per share price of $2.22 and 1,126,126 Bonus Shares for which the Company will receive no additional consideration. The Company’s Series B Preferred Stock is convertible into the Company’s Common Stock on a 1-for-1 basis, and we are including up to 12,387,387 shares of Common Stock as part of this Offering.

The minimum investment in this Offering is $999.00 or 450 shares of Series B Preferred Stock.

The Company intends to market its Series B Preferred Stock in this Offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform. We will use our website, https://invest.blendid.com blogs and other social media to provide notification of the Offering.

The Offering will terminate at the earliest of the date at which the maximum offering amount has been sold, or the date at which the Offering is earlier terminated by the Company in its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements.

The Company may undertake one or more closings on an ongoing basis. For details, see “Process of Subscribing.” After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

There is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH, check, debit or credit card directly to the bank account established for this Offering.

This Offering will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) one year from the date of  re-qualification, or (3) the date at which the Offering is earlier terminated by the Company at its sole discretion (which we refer to as the “Termination Date”). At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements.

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the Commission and a member of FINRA, to perform the following broker-dealer, administrative and technology related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services:

●

Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●

Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.
●	Not provide any investment advice nor any investment recommendations to any investor.
●

Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Responsibility for all FINRA 5110 filings and updates.
●

Review of written communications for compliance with applicable rules. Coordinate with third party providers to ensure adequate review and compliance. It is ultimately the responsibility of the Company as to whether to accept the recommendations of Dalmore with respect to compliance with written communications.

●	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent.

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As compensation for the services listed above, the company has agreed to pay Dalmore fees consisting of the following:

●	$5,000 advance payment for out of pocket expenses.
●	$17,500 consulting fee due and payable immediately after FINRA issues a no objection letter.

In addition, the Company will pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering once the Commission has qualified the Offering Statement and the offering commences. Assuming that the Offering is open for 12 months, the Company estimates that fees due to Dalmore pursuant to the 1% commission would be $249,500 for a fully-subscribed offering. Finally, the total fees that the Company estimates that it will pay Dalmore, pursuant to a fully-subscribed offering would be $272,500. These assumptions were used in estimating the fees due in the “Use of Proceeds to Issuer.”

Bonus Shares and Perks; Discounted Price for Certain Investors

Bonus Shares

Certain investors in this Offering are eligible to receive additional shares of Series B Preferred Stock (effectively a discount) for their share purchased (“Bonus Shares”). Bonus Shares will be given to certain investors based who indicated an interest in our Offering prior to its launch. Bonus shares will also be given to investors based on the amount they invest in the Company. Investors eligible for multiple ways of earning Bonus Shares may only use the one that gives them the greatest number of Bonus Shares.

•	Investors who indicate interest in our Offering prior to our launch, called the “Test the Waters” phase, will receive 10% Bonus Shares upon completing their investment during our live Offering. *

•

Investors who have previously invested in Blendid through our Regulation CF campaigns in 2020-2021 on either MircoVentures or StartEngine will receive 5% Bonus Shares if they invest in this Offering. **

•	Investors who invest between $25,000 and $49,999 will receive 5% Bonus Shares

•	Investors who invest $50,000 or more will receive 10% Bonus Shares.

* In order to be eligible for Bonus Shares during our “Test the Waters” phase, investors must indicate their interest in investing through our offering page at https://invest.blendid.com. In order to receive these Bonus Shares, investors must use the same log-in credentials to invest as they did when they expressed interest in this Offering. Eligibility to receive Bonus Shares also requires that the investor complete their subscription process prior to the close of the Company’s Offering.

** To be eligible, investors must use the same email address that was used to invest in the prior Regulation CF offering. Investors who previously invested in Blendid must continue to own their securities in order to be eligible to receive Bonus Shares in this Offering.

Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. For example, an investor who previously purchased the Company’s securities would pay an effective price of approximately $2.11, effectively a discount of 5% off of $2.22 (the Offering price). In that same investor made the minimum investment required to participate in this Offering, $999 for 450 shares of Series B Preferred Stock, that investor would receive 450 shares plus an additional 22 shares of Series B Preferred Stock, or $1,048 worth of shares of Series B Preferred Stock. The Company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the Company receives. The Company has made 1,126,126 Bonus Shares available in this Offering.

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Perks

The Company plans to offer certain perks to investors that will “stack” on top of their Bonus Shares they may be eligible to receive:

•	Tier 1: Invest between $5,000 -- $14,999: Receive a re-usable Blendid smoothie cup.

•	Tier 2: Invest between $15,000 -- $24,999: In addition to the above, receive your choice of Blendid gear item of your choice – sweatshirt, polo shirt, or hat.

•

Tier 3: Invest between $25,000 -- $49,999: In addition the above, engage in a private 1-on-1 Zoom or in-person meeting (location dependent) with our CEO, Vipin Jain. Pick his brain on the future of food automation and submit all your ideas for future enhancements.

•

Tier 4: Invest between $50,000 -- $99,999: In addition to the above, join us for lunch and a tour of our labs in Silicon Valley for 2 hours. Talk with our engineers and members of the leadership team to see what we have cooking up next. You will be responsible for your own transportation to/from our offices in Sunnyvale, CA.

•	Tier 5: Invest $100,000 +: In addition to the above, work with our chef to create and name a drink that will be available at all Blendid branded locations for a limited time.

Perks are non-transferable and an investor must maintain the requisite number of shares at the time the perk is applied.

The Company reserves the right to discontinue any perk if required for business or regulatory purposes.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Process of Subscribing

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer. Investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in DealMaker’s payment processor account until the subscription agreement has been cleared and countersigned by the Company. Funds then released to the Company will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

Investors will be required to complete a subscription agreement in order to invest. In order to invest each investor will be charged a per transaction processing fee of $50 (the “Processing Fee”). The Processing Fee will be held in the segregated operating account and only released to the Company when the subscription agreement has been cleared and countersigned by the Company. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount (including the Processing Fee) that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the Company, the funds may be released to the Company.

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If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the Series B Preferred Stock, nor approved, endorsed or passed upon the merits of purchasing the Series B Preferred Stock. Dalmore is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Dalmore’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. We will offer our Series B Preferred Stock on a best efforts basis. As there is no minimum offering amount, upon the clearance of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the “Use of Proceeds.”

Transfer Agent

The Company has also engaged DealMaker Transfer Agent LLC (the “Transfer Agent”), a registered transfer agent with the Commission, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the agreement not arising under the federal securities laws to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

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Jury Trial Waiver

The subscription agreement that investors will execute in connection with the Offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by February 28 each year and will include audited financial statements for the previous fiscal year. We will make semiannual filings on Form 1-SA, which will be due by July 29 each year, which will include unaudited financial statements for the six months to April 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

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FINANCIAL STATEMENTS

6d bytes inc. dba Blendid

Consolidated Financial Statements

As of and for the Month ended October 31, 2021 and 2020

F-1

F-2

6D BYTES INC.

d/b/a BLENDID

(a Delaware corporation)

Financial Statements for the calendar years ended

October 31, 2021 and 2020

F-3

INDEPENDENT AUDITOR’S REPORT

March 1, 2022

To:	Board of Directors, 6D BYTES INC.
Attn: Vipin Jain

Re:	2021-2020 Financial Statement Audit

We have audited the accompanying consolidated financial statements of 6D BYTES INC. doing business as Blendid (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of October 31, 2021 and 2020, and the related statements of income, shareholders’ equity, and cash flows for the fiscal years ended October 31, 2021 and 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2021 and 2020, and the results of its operations, shareholders’ equity and its cash flows for the fiscal year periods ended October 31, 2021 and 2020 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments which might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

March 1, 2022

F-4

6D BYTES INC.
BALANCE SHEET
As of October 31, 2021, and 2020
See Independent Auditor’s Report and Notes to the Financial Statements

ASSETS	FYE 2021	FYE 2020
Current Assets
Cash and cash equivalents	$3,745,059	$2,273,275
Accounts receivable	202,366	5,710
Inventory	599,445	6,431
Other current assets	110,958	29,092
Total current assets	4,657,828	2,314,508

Fixed assets, net of accumulated depreciation	658,065	1,592,935
Security deposits	15,000	44,417

Total Assets	$5,330,893	$3,951,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts and credit cards payable	$131,789	$42,926
Accrued expenses	425,364	120,678
Deferred Revenue	1,009,524	0
Notes payable – current portion	1,201,013	1,866,540
Total Current Liabilities	2,767,690	2,030,144

Notes payable – long-term portion	105,567	614,753
Convertible note payable	2,150,001	2,050,000
SAFE notes	3,500,845	0

Total Liabilities	8,524,103	4,694,897

SHAREHOLDERS’ EQUITY

Common Stock (36,964,360 shares of $0.0001 authorized, 11,137,692 and 8,060,000 shares issued and outstanding as of October 31, 2021 and 2020)	1,114	806
Preferred Stock (20,000,000 shares of $1.00 par value, 14,166,255 and 14,162,409 shares issued and outstanding as of October 31, 2021 and 2010)	13,476,330	13,476,330
Additional paid-in capital	2,008,404	29,159
Syndication and offering costs	(735,154)	(106,560)
Retained earnings	(17,943,942)	(14,142,773)
Total Shareholders’ Equity	(3,193,210)	(743,038)

Total Liabilities and Shareholder’s Equity	$5,330,893	$3,951,860

F-5

6D BYTES INC.
STATEMENT OF OPERATIONS
For Years Ended October 31, 2021, and 2020
See Independent Auditor’s Report and Notes to the Financial Statements

	FYE 2021	FYE 2020

Revenues, net	$276,270	$64,119
Less: Cost of goods sold	190,339	65,627
Gross profit	85,931	(1,507)

Operating expenses
General and administrative	892,184	952,703
Research and development	2,134,095	2,295,150
Sales and marketing	797,011	809,639
Total operating expenses	3,823,290	4,057,492

Net Operating Income (Loss)	(3,737,360)	(4,058,999)

Interest income (expense), net	(244,656)	(82,013)
Other income (expense)	1,154,332	90,566
(Loss) on termination of lease	(91,516)	0
Depreciation (expense)	(877,919)	(811,552)

Tax (provision) benefit	(4,050)	(800)

Net Income (Loss)	$(3,801,169)	$(4,862,798)

Basic earnings per share	(0.15)	(0.23)
Diluted earnings per share	(0.15)	(0.23)

F-6

6D BYTES INC.
STATEMENT OF SHAREHOLDERS’ EQUITY
For Years Ended October 31, 2021 and 2020
See Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock		Preferred Stock		Additional Paid-In	Syndication	Retained	Total Shareholders’
	# of shares	$	# of shares	$	$ Capital	Fees	Deficit	Equity
Balance as of October 31, 2019	8,000,000	$800	14,162,409	$13,476,330	$9,065	$(93,896)	$(9,279,975)	$4,112,323
Issuance of common stock	60,000	6			20,094	(12,664)		7,436
Net income (loss)							(4,862,798)	(4,862,798)
Balance as of October 31, 2020	8,060,000	$806	14,162,409	$13,476,330	$29,159	(106,560)	$(14,142,773)	$(743,038)
Issuance of common stock	3,077,692	308			1,979,245	(628,594)		1,350,959
Exercise of preferred warrant			3,846	38				38
Net income (loss)							(3,801,169)	(3,801,169)
Balance as of October 31, 2021	11,137,692	$1,114	14,166,255	$13,476,368	$2,008,404	$(735,154)	$(17,943,942)	$(3,193,210)

F-7

6D BYTES INC.
STATEMENT OF CASH FLOWS
For Years Ended October 31, 2021, and 2020
See Independent Auditor’s Report and Notes to the Financial Statements

	2021	2020

Operating Activities
Net Income (Loss)	$(3,801,169)	$(4,862,798)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Add: depreciation	877,919	811,552
Changes in operating asset and liabilities:
Sale of fixed asset	24,178	0
Loss on termination of lease	91,516	0
(Increase) Decrease in accounts receivable	(196,656)	9,831
(Increase) Decrease in inventory	(593,014)	(6,431)
(Increase) Decrease in other current assets	(81,865)	(22,760)
(Increase) Decrease in security deposits	29,417	(15,000)
Increase (Decrease) in accounts payable	88,864	(85,657)
Increase (Decrease) in deferred revenue	1,066,666	0
Increase (Decrease) in accrued expenses	304,684	80,678
Increase (Decrease) in accrued interest	0	(21,641)
Increase (Decrease) in deposit liability	0	(750,000)
Net cash used in operating activities	(2,189,460)	(4,862,226)

Investing Activities
Purchase of fixed assets	(115,886)	(1,198,563)
Net cash used in investing activities	(115,886)	(1,198,563)

Financing Activities
Proceeds of notes	2,426,133	4,017,290
Proceeds from issuance of stock	1,979,591	20,100
Payments of issuance costs associated with offering	(628,594)	(12,664)
Proceeds from financing activities	3,777,130	4,024,726

Net change in cash and cash equivalents	1,471,784	(2,036,065)

Cash and cash equivalents at beginning of period	2,273,275	4,309,340
Cash and cash equivalents at end of period	$3,745,059	$2,273,275

F-8

6D BYTES INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

For Years Ending October 31, 2021, and 2020

NOTE 1 – NATURE OF OPERATIONS

6d bytes, Inc. (the “Company”) was formed under the laws of the state of Delaware on November 16, 2015. The Company is headquartered with office space in Sunnyvale, California. The Company does business as BLENDID.

The Company builds robotic food automation solutions under the brand name Blendid. Blendid kiosks are autonomous, contactless, food robotics kiosks that use advanced technology including robotics, machine vision, and artificial intelligence, to prepare and serve food. The Company’s first concept uses this technology to prepare smoothies, which are referred to as Blends. Blendid kiosks are currently available in several California locations and will soon be available nationwide.

Since inception, the Company has incurred losses and has relied on securing loans and funding from investors. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, COVID-19 pandemic, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

F-9

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of October 31, 2021 and 2020, the Company had $3,745,059 and $2,273,275 of cash on hand, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of various payments that the Company made in advance for goods or services to be received in the future, which mainly consist of software-as-a-service subscriptions, prepaid rent and health benefits requiring up-front payments. The Company has a minimum expense amount of $1,000 in order to capitalize as a prepaid asset versus expense in the current reporting period.

Inventory

Inventories are stated at the lower of cost or market. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. In the current fiscal year, the company did not experience any write-downs or write-offs.

Fixed Assets

Fixed assets are stated at acquisition cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred. When furniture and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in income for the period. The Company has a minimum expense amount of $1,000 in order to capitalize as a fixed asset versus expense in the current reporting period.

Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of property, plant, and equipment are:

Furniture and Fixtures	5 Years
Computers	3 Years

Other assets consist of Intellectual Property, Domain Name, Organizational & Start-up Cost and Kiosk Assets. Kiosk assets are built and portable to be placed in a store front. They are depreciated over 3 years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

F-10

	Balance at November 1, 2020	Additions	Disposals	Depreciation	Balance at October 31, 2021
Domain Name	$10,000				$10,000
Other Intangibles	79,968				79,968
Kiosk Assets	1,379,183	110,641	24,178	910,387	555,259
Concept Store	100,670		91,516	9,154	0
Computers & Equipment	23,114	5,245		15,521	12,838
Total	$1,592,935	115,886	115,694	935,062	$658,065

During the fiscal year, the Company terminated its lease and ceased the concept store buildout. The company incurred a onetime loss related to the disposal in the amount of $91,516 during this fiscal year.

During the fiscal year, the Company sold a fixed asset kiosk to a customer for $100,000, of which $50,000 has been received. The Company booked a disposal amount related to that fixed asset of $24,178 to cost of goods sold. The remaining $50,000 is expected to be paid within the next fiscal year.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

F-11

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

Sales Income - During 2019, the company adapted the provision of ASU 2014-09 Revenue from Contracts with Customers (“ASC 606”).

ASC 606 provides a five-step model for recognizing revenue from contracts:

•	Identify the contract with the customer
•	Identify the performance obligations within the contract
•	Determine the transaction price
•	Allocate the transaction price to the performance obligations
•	Recognize revenue when (or as) the performance obligations are satisfied

The Company’s primary source of revenue is the sale of its robotic kiosks and a secondary source of revenue is sale of blended drinks in locations operated by the company. The company recognizes revenue from sale of its robotic kiosks upon delivery and immediately with the sale of blended drinks. The deferred revenue of $1,000,000 recorded as of October 31, 2021 relates to an agreement with a customer to deliver ten (10) kiosks. The Company will recognize revenue and cost of goods sold upon the delivery of each kiosk.

Inventories

The Company maintains inventory for sale to customers. The Company values inventory at cost (subject to any accruals obsolescence, spoilage, or other loss) on a first-in, first-out basis. As of October 31, 2021 and 2020, the Company had $599,445 and $6,431 of inventory, respectively.

Advertising

The Company expenses advertising costs as they are incurred.

NOTE 3 – INCOME TAX PROVISION

The Company is taxed as a corporation for US federal tax purposes. The Company is current with its filing obligations through the periods ended October 31,2021 and 2020. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has related party promissory notes payable with three key employees for a combined total of $105,500 of principal and $34,310 of accrued interest totaling $139,810 as of October 31, 2021.

Because these transactions are among related parties, it cannot be guaranteed that this level of compensation or sales prices are commensurate with market rates for the goods and services rendered.

F-12

NOTE 5 – DEBT

Notes Payable

On October 28, 2020, the Company entered into a Second Amendment to the Loan and Security Agreement with Silicon Valley Bank that was originally signed on June 29, 2018 for notes and accrued interest totaling 1,866,540. The new terms and conditions provide for 8 percent interest per annum, payments deferred until April 1, 2021 and the loan due on September 1, 2021. On July 15, 2021, the Company entered into a Loan and Security Agreement with Western Alliance Bank (“WA Loan”) to repay the loan to Silicon Valley Bank. The WA Loan requires the Company to maintain a cash collateral bank account for the new loan in the amount of $1,430,000. Interest on the WA Loan is paid monthly by the tenth of each month. The loan has a maturity date of July 15, 2023. The amount due to Western Alliance Bank on the balance sheet as of October 31, 2021 is $1,201,013 which consists of $1,296,884 of principal, $3,629.47 of interest, net of financing fees of $99,500. The Company has classified this debt in current liabilities because it believes it may need to repay this debt within the next 12 months in order to free up the cash collateral account.

The Company also received a Paycheck Protection Program loan (“PPP”) as authorized by the CARES Act of 2020 of $506,700 on May 4, 2020. In April 2021, the SBA approved forgiveness of this loan.

The Company also received a second draw from the PPP in 2021 of $625,500. During 2021, the SBA approved the forgiveness of this loan.

Convertible Notes

On October 31, 2020, the Company issued Convertible Note Series 2020A with an aggregate principal amount not to exceed $2,200,000 and issued in a series of multiple closings to certain persons and entities, collectively the “Holders”. Per the issuance, the Company shall issue warrants to purchase shares of the Company’s Series A Preferred Stock (“Warrant Shares”) with an exercise price of $0.01 per share.

The Warrant shall be exercisable for a number of shares of Warrant Shares equal to (i) 50% of the aggregate principal amount of the Note, (ii) divided by the price at which shares of Series A Preferred Stock have been previously sold by the Company (i.e., $1.3002 per share), as adjusted for stock splits, combinations and the like (the “Series A Price”). The Warrant will have a term ending on October 30, 2025, provided that the right to exercise the Warrant will terminate upon a Change of Control (as defined below).

As of October 31, 2021, the total number of all amounts issued to a total of twenty-three Holders was $2,050,000 of principal and $123,000 of interest. The balance of convertible notes as of October 31, 2021 is $2,150,001, net of $22,998.98 of debt issuance costs. The number of warrant shares shown in the required Convertible Note Series 2020A ledger was 788,343 as of October 31, 2021.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

On October 1, 2020, the Company agreed to a rent concession for its Sunnyvale location to pay $0 rent for October 2020 through December 2020. On January 4, 2021, the Company agreed to a rent concession of $0 for January, February and March 2021 and a rental amount of $9,850.00 for April 1, 2021 through January 31, 2022. The rent returned to $20,200.00 per month thereafter, renewed monthly with no long-term obligation.

F-13

NOTE 7 – EQUITY

The Company has three classes of stock, common stock, Series Seed Preferred stock and Series A Preferred stock.

As of October 31, 2021 the Company had 36,964,360 and 11,137,692 authorized and issued shares of common stock. All common stock shares have a par value of $0.00001 per share.

The Company commenced a StartEngine campaign in May 2021 (the “First Campaign”). Between May and December 2021, the Company raised $1,922,272 in exchange for common shares. The Company incurred offering costs of $301,881 in conjunction with raising the funds from the First Campaign.

The Company commenced a second StartEngine campaign in October 2021 (the “Second Campaign”). Between October and January 2022, the Company raised $1,312,571 in exchange for common shares. The Company incurred offering costs of $91,077 in conjunction with raising the funds from the Second Campaign.

In March, 2021 the Company raised $450,845 through a crowd funding offering to accredited and non-accredited investors in exchange for a SAFE Note.

Between June and August 2021, the Company raised $3,050,000 from a group of accredited investors in exchange for SAFE Notes. The Company recorded these SAFE notes in equity in Additional Paid in Capital.

As of October 31, 2020, the Company had 4,178,535 authorized Series Seed 1 Preferred and 2,028,781 authorized Series Seed 2 Preferred. On June 13, 2017, the Company raised $2,199,000 in exchange for 3,929,000 shares of Series Seed 1 Preferred stock and on November 20, 2017, the Company raised an additional $1,582,000 in exchange for 2,029,000 shares of Series Seed 2 Preferred stock.

As of October 31, 2019 the Company has authorized 8,142,000 and issued 5,665,000 shares of Series A Preferred stock and authorized and issued 2,540,000 shares of Series A-1 Preferred stock. The price per share average was $1.11. On December 21, 2020, a Series A warrant was exercised for $38.46 in exchange for 3,846 shares.

On June 13, 2017, the Company issued a warrant to purchase up to 250,000 Series Seed 1 preferred shares with an exercise price equal to the fair market value at time of issuance, which was $0.60 per share. The warrant has an expiration date of June 13, 2024. The Company determined that this warrant is a free-standing financial instrument that is legally detachable and separately exercisable from the common shares. Additionally, the warrant can only be settled in shares. In accordance with Topic 815, the outstanding warrant is recognized in equity and measured at its inception date fair value. The Company carries $25 of Stock Warrant equity related to this issuance.

F-14

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2015. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Additional Securities Offering

During 2022, the Company intends to offer another round of securities intended to be exempt from registration under Regulation A. The details of the offering are not yet certain.

Management’s Evaluation

Management has evaluated subsequent events through March 1, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-15

PART III

INDEX TO EXHIBITS

1	Posting Agreement*

2.1	Amended and Restated Certificate of Incorporation

2.2	Bylaws*

2.3	Amendment to Bylaws*

3.1	Amended and Restated Investor Rights Agreement*

3.2	Right of First Refusal and Co-Sale*

4	Form of subscription agreement

5.1	Amended and Restated Voting Agreement*

5.2	Form of Subscription Agreement with Proxy (April 2021 Regulation CF Offering)*

5.3	Form of Subscription Agreement with Proxy (September 2021 Regulation CF Offering)*

6.1	Employment Agreement of Vipin Jain*

6.2	Employment Agreement of Venkateswaran Ayalur*

6.3	Employment Agreement of Vijay Dodd*

6.4	Amended 2015 Equity Incentive Plan*

6.5	Promissory Note (Vipin Jain 1st advance May 31, 2016)*

6.6	Promissory Note (Vipin Jain 2nd advance June 3, 2016)*

6.7	Promissory Note (Venkateswaran Ayalur 1st advance May 31, 2016)*

6.8	Promissory Note (Venkateswaran Ayalur 2nd advance June 3, 2016)*

6.9	Promissory Note (Vijay Dodd 1st advance May 31, 2016)*

6.10	Promissory Note (Vijay Dodd 2nd advance June 3, 2016)*

6.11	Amended and Restated Master Equipment Provider Agreement *#

6.12	Loan and Security Agreement *#

6.13	BGV III, L.P. Series Seed Warrant*

6.14	BGV III, L.P. Series A Warrant *#

11	Auditor Consent

12	Validity Opinion of CrowdCheck Law LLP

13	“Testing the Waters” Materials*

+ To be filed

* Previously filed

# Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A

48

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California, on June 17, 2022.

6d bytes inc. dba Blendid

By:	/s/ Vipin Jain
Vipin Jain
Chief Executive Officer

49

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Vipin Jain	Chief Executive Officer and Director	June 17, 2022
Vipin Jain	(Principal Executive Officer)

/s/ Venkateswaran Ayalur	Chief Technology Officer and Director	June 17, 2022
Venkateswaran Ayalur

/s/ Eric Benhamou	Director	June 17, 2022
Eric Benhamou

/s/ Veronica Wu	Director	June 17, 2022
Veronica Wu

50